Exhibit 4.1

EXECUTION VERSION

TMX Finance LLC

and

TitleMax Finance Corporation,

as the Issuers

and the Guarantors party hereto

$250,000,000

aggregate principal amount of

13 1/4% SENIOR SECURED NOTES DUE 2015

INDENTURE

Dated as of June 21, 2010

Wells Fargo Bank, National Association

as Trustee and Collateral Agent

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Certificate of Transfer
Exhibit C	-	Form of Certificate of Exchange
Exhibit D	-	Form of Certificate from Acquiring Institutional Accredited Investor
Exhibit E	-	Form of Supplemental Indenture
Exhibit F	-	Form of Intercreditor Agreement

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section
310	(a)(1)	8.10
	(a)(2)	8.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	8.10
	(b)	8.10
	(c)	N.A.
311	(a)	8.11
	(b)	8.11
	(c)	N.A.
312	(a)	2.05
	(b)	12.03
	(c)	12.03
313	(a)	8.06
	(b)	8.06; 13.03
	(b)(1)	8.06; 13.03
	(b)(2)	8.06; 8.07
	(c)	8.06; 12.02
	(d)	8.06
314	(a)	5.03; 12.02
	(a)(4)	12.05
	(b)	13.02
	(c)(1)	12.04
	(c)(2)	12.04
	(c)(3)	N.A.
	(d)	12.04, 13.03
	(e)	12.05
	(f)	N.A.
315	(a)	8.01
	(b)	8.05; 12.02
	(c)	8.01
	(d)	8.01
	(e)	7.11
316	(a)(last sentence)	2.09
	(a)(1)(A)	7.05
	(a)(1)(B)	7.04
	(a)(2)	N.A.
	(b)	7.07
	(c)	10.04
317	(a)(1)	7.08
	(a)(2)	7.09
	(b)	2.04
318	(a)	12.01
	(b)	N.A.
	(c)	12.01
N.A.	means not applicable.

*	This cross-reference table is not part of this Indenture.

INDENTURE dated as of June 21, 2010, among TMX Finance LLC, a Delaware limited liability company and formerly known as TitleMax Holdings, LLC (the “Company”), TitleMax Finance Corporation, a Delaware corporation (together with the Company, the “Issuers”), each of the Guarantors (as defined herein) from time to time party hereto and Wells Fargo Bank, National Association, as trustee and collateral agent.

The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 13 1/4% Senior Secured Notes due 2015 (the “Notes”, including the $250,000,000 aggregate principal amount of Notes to be issued on the date hereof (the “Initial Notes”)), Additional Notes (as defined herein) that may be issued from time to time and the Notes that may be issued in exchange for the Initial Notes or Additional Notes in an Exchange Offer (the “Exchange Notes”):

ARTICLE 1

Definitions and Incorporation by Reference

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means any Notes issued after the date of this Indenture from time to time in accordance with the terms of this Indenture including the provisions of Sections 2.02 and 5.09.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent, any co-Registrar or any additional Paying Agent.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on July 15, 2013 (such redemption price being set forth in subsection (a) of Section 3.07 exclusive of any accrued interest or Additional Interest, if any) plus (2) all required remaining scheduled interest payments due on such Note through July 15, 2013 (but excluding accrued and unpaid interest and Additional Interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50%, over (B) the principal amount of such Note on such redemption date.

“Applicable Procedures” means, with respect to any tender, payment, transfer or exchange of beneficial interests in a Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that are applicable to such tender, payment, transfer or exchange.

“Applicable Capital Gain Tax Rate” means a rate equal to the sum of:

(1) the highest marginal Federal income tax rate applicable to net capital gain of an individual who is a citizen of the United States of America, plus

(2) to the extent the relevant entity is subject to treatment on a basis under applicable state or local income tax law substantially similar to the Flow Through Entity, (x) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of Georgia multiplied by (y) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (1) of this definition.

“Applicable Income Tax Rate” means a rate equal to the sum of:

(1) the highest marginal Federal ordinary income tax rate applicable to an individual who is a citizen of the United States of America, plus

(2) to the extent the relevant entity is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Flow Through Entity, (x) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the State of Georgia multiplied by (y) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (1) of this definition.

“Asset Sale” means:

(1) the sale, lease, transfer, conveyance or other disposition of any assets (including by way of a Sale and Leaseback Transaction); provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its

Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 5.14 and/or the provisions of Section 6.01 and not by the provisions of Section 5.10);

(2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries; and

(3) an Event of Loss.

In the case of either clause (1), (2) or (3), whether in a single transaction or a series of related transactions:

(A) that have a Fair Market Value in excess of $1.0 million; or

(B) for Net Proceeds in excess of $1.0 million.

Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

(1) a transfer of assets (a) to the Issuers or any Guarantor or (b) by a Foreign Subsidiary to another Foreign Subsidiary;

(2) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary of the Company;

(3) for purposes of Section 5.10 only, a Restricted Payment that is permitted by Section 5.07 or a Permitted Investment;

(4) the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;

(5) the sale, transfer or other disposition of overdue and delinquent accounts in the ordinary course of business consistent with past practice;

(6) any disposition of cash or Cash Equivalents;

(7) the lease, assignment or sub-lease of any property in the ordinary course of business;

(8) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(9) sales of assets that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any of its Restricted Subsidiaries;

(10) the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business; and

(11) dispositions of motor vehicles securing consumer loans made by the Company and its Restricted Subsidiaries in the ordinary course of business.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation).

“Bankruptcy Law” means Title 11, U.S. Code or any other bankruptcy, insolvency, receivership, arrangement, liquidation, reorganization or similar law of any jurisdiction providing relief from or otherwise affecting the rights of creditors.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the board of directors, managers or other governing body, and in the absence of the same, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York or in the city of the Corporate Trust Office of the Trustee are authorized or obligated by law or executive order to close.

“Capital Expenditures” means, for any period, the sum of

(1) the aggregate amount of all expenditures of the Company and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

(2) the aggregate amount of all payments in respect of Capital Lease Obligations of the Company and its Restricted Subsidiaries during such period.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date upon which such lease or other arrangement may be terminated by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of six months or less from the date of acquisition issued by any lender to the Company or any Subsidiary or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(3) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Rating Services, Inc. (“S&P”) or P-1 by Moody’s Investor Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(4) repurchase obligations of any financial institution satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully Guaranteed or insured by the United States government;;

(5) securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) have the highest rating obtainable from either S&P or Moody’s;

(6) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution satisfying the requirements of clause (2) of this definition;

(7) money market, mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; and

(8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person incurred in the ordinary course of business in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“Certificate of Beneficial Ownership” means a certificate substantially in the form attached hereto as Exhibit E.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code and any entity that wholly-owns the stock of a CFC and which is disregarded for United States federal income purposes as an entity that is separate from its owner.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock or voting shares of the Company; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Clearstream” means Clearstream Banking, societe anonyme, Luxembourg (or any successor thereto).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the collateral securing the Indenture Obligations.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as Collateral Agent under the Collateral Documents, together with its successors in such capacity.

“Collateral Documents” means the Security Agreement, the Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted by the Issuers or a Guarantor to secure any Indenture Obligations or under which rights or remedies with respect to any such Lien are governed.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:

(1) an amount equal to any extraordinary or non-recurring loss, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(2) an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness by such Person or its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(3) Permitted Tax Distributions and provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) to the extent deducted in computing such Consolidated Net Income; plus

(6) write offs, write downs or impairment of goodwill or other intangible assets, unrealized mark-to-market losses, and other non-cash charges (excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent deducted in computing such Consolidated Net Income; minus

(7) all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) (other than CSO Obligations); plus

(4) an amount equal to 10% per annum of the average daily balance during such period of CSO Obligations.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period less the amount of all Permitted Tax Distributions made during such period (excluding Permitted Tax Distributions made during such period relating to Net Income attributable to any period ending on or prior to June 30, 2010), determined on a consolidated basis in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary of such Person, or that is accounted for by the equity method of accounting shall be included, but only to the extent of the amount of dividends or distributions that have been distributed in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted

Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction has been legally waived; and

(3) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any Person, the total stockholders’ (or members’) equity of such Person determined on a consolidated basis in accordance with GAAP, adjusted to exclude (to the extent included in calculating such stockholders’ (or members’) equity), (i) the amount of any such stockholders’ (or members’) equity attributable to Disqualified Stock or treasury stock of such Person and its consolidated subsidiaries, and (ii) all upward revaluations and other write-ups in the book value of any asset of such Person or a consolidated subsidiary of such Person subsequent to the date of this Indenture, and (iii) all Investments in subsidiaries of such Person that are not consolidated subsidiaries and in Persons that are not subsidiaries of such Person.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of this Indenture, (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or (3) was elected to such Board of Directors by or with the approval of Permitted Holders.

“Corporate Trust Office of the Trustee” shall be the address of the Trustee specified in Section 12.02 or such other address as to which the Trustee may give notice to the Company.

“CSO Obligations” means obligations to purchase, or other Guarantees of, consumer title loans the making of which were facilitated by an Issuer or a Restricted Subsidiary acting as a credit services organization or other similar service provider.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the Notes until a successor Depositary shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and, thereafter, “Depositary” shall mean or include such successor Depositary. The Depositary initially is DTC.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Subsidiary; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than Sections 5.10 and 5.14 are to the holders.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company, a New York corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

“Equity Offering” means a sale for cash of either (1) common equity securities or units including or representing common equity securities of the Company (other than to a Subsidiary of the Company) or (2) common equity securities or units including or representing common equity securities of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System (or any successor thereto).

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset or (ii) condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Excess Cash Flow” means, for any period, the excess of (i) Consolidated Cash Flow for such period over (ii) the sum of (A) the aggregate amount of Capital Expenditures made in cash by the Company and its Restricted Subsidiaries during such period (other than any such Capital Expenditures made with Asset Sale (without giving effect to the threshold set forth in the definition thereof), insurance or condemnation proceeds), (B) the cash portion of Consolidated Interest Expense paid by the Company and its Restricted Subsidiaries during such period, (C) the aggregate amount (without duplication) of all income and franchise taxes and Permitted Tax Distributions paid in cash by the Company and its Restricted Subsidiaries during such period and (D) any reduction in the principal amount of Indebtedness (other than the Notes or any Indebtedness that is subordinated to the Notes or any Note Guarantee) resulting from principal payments made thereon during such period (provided that (i) such Indebtedness has been incurred in accordance with this Indenture and (ii) to the extent such Indebtedness is revolving in nature, such payment shall have been accompanied by a concurrent corresponding permanent reduction in the revolving commitment relating thereto).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Offer” means the offer that may be made by the Issuers pursuant to a Registration Rights Agreement to exchange the Initial Notes or Additional Notes for Exchange Notes.

“Exchange Registration Statement” means a registration statement relating to an Exchange Offer.

“Excluded Collateral” means:

(1) the voting Capital Stock of any CFC in excess of 65% of all of the outstanding voting Capital Stock of such CFC;

(2) motor vehicles covered by certificates of title or ownership to the extent that a security interest cannot be perfected solely by filing a UCC-1 financing statement (or similar instrument);

(3) leasehold interests in real property with respect to which the Issuers or any Guarantor is a tenant or subtenant;

(4) rights under any contracts that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;

(5) property and assets owned by the Issuers or any Guarantor that are the subject of Permitted Liens described in clause (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;

(6) deposit accounts of the Issuers or any Guarantor: (a) exclusively used for payroll, payroll taxes and other employee wage and benefit payments (so long as the aggregate amount of funds on deposit in or credited to such payroll related deposit accounts does not exceed the aggregate amount of payroll expense projected to be paid in the immediately following period of 30 calendar days) or (b) maintained by the Issuers or any Guarantor into which any fees or commission paid to the Issuers or any Guarantor in connection with CSO Obligations are required to be deposited by the lenders of the related consumer title loans; provided that the deposits maintained in such deposit accounts shall not exceed $2.0 million in the aggregate at any time; and

(7) any Capital Stock or other securities of the Company’s Subsidiaries to the extent that the pledge of such securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary for the Company not to be subject to such requirement and only for so long as such requirement is in existence; provided that neither the Company nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any securities pursuant to this clause.

“Existing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the date of this Indenture until such Indebtedness is repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of the Company; provided, however, that, except in the case of determining the Fair Market Value of assets in connection with an Asset Sale not involving the sale of assets to an Affiliate, (i) the determination must be made by the Board of Directors if the Fair Market Value exceeds $3.0 million and (ii) the determination must be made by the Board of Directors and based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $7.5 million.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

(1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of the Company);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(2) the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Flow Through Entity” means an entity that for U.S. Federal income tax purposes constitutes (i) an “S corporation” (as defined in Section 1361(a) of the Code), (ii) a “qualified subchapter S subsidiary” (as defined in Section 1361(b)(3)(B) of the Code), (iii) a “partnership”

(within the meaning of Section 7701(a)(2) of the Code) other than a “publicly traded partnership”) (as defined in Section 7704 of the Code), (iv) an entity that is disregarded as an entity separate from its owner under the Code, the Treasury regulations or any published administrative guidance of the Internal Revenue Service, or (v) a trust, the income of which is includible in the taxable income of the grantor or another person under sections 671 through 679 of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company incorporated or organized in a jurisdiction other than the United States or any state thereof or the District of Columbia and any Restricted Subsidiary of the Company that wholly-owns the stock of a CFC and that is disregarded for United States federal income tax purposes as an entity that is separate from its owner.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the date of this Indenture, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) the statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as have been approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d).

“Global Note Legend” means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:

(1) purchase or pay (or advance or supply funds for the purchase or payment) of such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;

(2) purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

(3) maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Domestic Subsidiary, other than Immaterial Subsidiaries, and any other Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means any Subsidiary with assets having an aggregate Fair Market Value of less than $1,000.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that none of the following shall be deemed to be an Incurrence of Indebtedness: (i) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security; (ii) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and (iii) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) obligations of such Person in respect of principal for money borrowed;

(2) obligations of such Person in respect of principal evidenced by bonds, debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (1), (2) and (5), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th day following payment on the letter of credit;

(4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, provisional credit, accrued liabilities or similar terms arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(5) every Capital Lease Obligation of such Person;

(6) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;

(7) every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, “Hedging Obligations”); and

(8) every obligation of the type referred to in clauses (1) through (7) of this definition of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, guarantor or otherwise, to the extent of such Guarantee or other liability.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indenture Documents” means the Notes, this Indenture, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement.

“Indenture Obligations” means all Obligations in respect of the Notes or arising under the Indenture Documents. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchasers” means Jefferies & Company, Inc. and Stephens Inc.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor Agreement” means an Intercreditor Agreement entered into between the Trustee and the agent for the lenders under the Revolving Credit Facility, substantially in the form of Exhibit F hereto.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities; provided that an acquisition of assets, Equity Interests or other securities by the Company or a Restricted Subsidiary for consideration consisting of common equity securities of the Company or such Restricted Subsidiary shall not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and Section 5.07:

(1) Investments shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or hypothecation of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by the Issuers or any Guarantor is granted to secure any Indenture Obligations or under which rights or remedies with respect to any such Liens are governed.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including dispositions pursuant to Sale and Leaseback Transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

Notwithstanding anything to the contrary in the immediately preceding sentence, if any law, regulation, rule or order shall be enacted or imposed or there shall be a change in the interpretation of any existing law, regulation, rule or order that, in either case, could reasonably be expected to result in a material adverse effect on the financial condition, results of operation, assets, liabilities (contingent or otherwise), properties, solvency or business of the Company or any of its Restricted Subsidiaries in any jurisdiction (regardless of whether at the federal, state or county level), then the net income of the Company and/or such Restricted Subsidiary(ies), as applicable, relating to such jurisdiction shall be excluded from the “Net Income” of such Person(s) for purposes of calculating “Consolidated Net Income,” “Consolidated Cash Flow” and “Fixed Charge Coverage Ratio,” as applicable, in each case, for purposes of Section 5.07 and Section 5.09(a) for a period of 18 consecutive months following the month in which such enactment, imposition or change in interpretation becomes effective; provided, however, that if Consolidated Cash Flow attributable to such jurisdiction (determined without regard to this paragraph) for the period of four full fiscal quarters ending on or after the last day of such 18-month period was at least 85% of the Consolidated Cash Flow attributable to such jurisdiction for the most recent period of four full fiscal quarters ending immediately preceding the commencement of such 18-month period, then this paragraph shall be given no further force and effect ab initio and the net income of such Person(s) relating to such jurisdiction shall be included in the “Net Income” of such Person(s) for purposes of calculating “Consolidated Net Income,” “Consolidated Cash Flow” and “Fixed Charge Coverage Ratio,” as applicable, in each case, for purposes of Section 5.07 and Section 5.09(a) for such period of 18 consecutive months.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Note Guarantee” means, collectively, the Guarantees of the Guarantors set forth in Article 11.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Issuers’ offering memorandum, dated June 16, 2010, relating to the initial offering of the Notes.

“Officer” means, with respect to any Person, the chairman of the board, chief executive officer, chief financial officer, president, any executive vice president, senior vice president or vice president, the treasurer, principal accounting officer or the secretary of such Person.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President, a Vice President or the Chief Financial Officer, and by the Treasurer or the Secretary of the Company and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted C-Corp Conversion” means a transaction resulting in the Company becoming subject to tax under the Code as a corporation (a “C Corporation”); provided that:

(1) the C Corporation resulting from such transaction, if a successor to the Company, (a) is a corporation, limited liability company or other entity organized and existing under the laws of any state of the United States of America or the District of Columbia, (b) assumes all of the obligations of the Company under the Indenture Documents pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee and (c) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction;

(2) after giving effect to such transaction no Default or Event of Default exists; and

(3) prior to the consummation of such transaction, the Company shall have delivered to the Trustee (a) an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income gain or loss for Federal income tax purposes as a result of such Permitted C-Corp Conversion and will be subject to Federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Permitted C-Corp Conversion had not occurred and (b) an Officers’ Certificate as to compliance with all of the conditions set forth in clauses (1), (2) and (3)(a) of this definition.

“Permitted CSO Obligations” means CSO Obligations in an amount not to exceed $25.0 million in the aggregate at any one time outstanding.

“Permitted Holder” means Tracy Young and, with respect to the foregoing Person, any (1) spouse or lineal descendent (whether natural or adopted) of such Person or (2) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or any of the Persons referred to in the immediately preceding clause (1).

“Permitted Investments” means:

(1) any Investment in an Issuer or a Guarantor;

(2) any Investment in cash or Cash Equivalents or the Notes;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Guarantor or (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an Issuer or a Guarantor;

(4) any Investment existing on the date of this Indenture or made pursuant to binding commitments in effect on the date of this Indenture or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of this Indenture;

provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date of this Indenture or (y) as otherwise permitted under this Indenture;

(5) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10;

(6) Hedging Obligations that are permitted by the terms of this Indenture to be outstanding;

(7) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(8) loans and advances to employees of the Company and its Restricted Subsidiaries in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(9) any Investment consisting of a Guarantee permitted by Section 5.09;

(10) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to this Indenture;

(11) Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings;

(12) Investments in Foreign Subsidiaries not to exceed $5.0 million (or its foreign currency equivalent) in the aggregate at any one time outstanding;

(13) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed $10.0 million; and

(14) Investments resulting from the Incurrence of CSO Obligations.

“Permitted Liens” means:

(1) Liens securing Indebtedness Incurred pursuant Section 5.09(b)(vi);

(2) Liens in favor of an Issuer or a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary, provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or a Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not created in connection with, or in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workmen’s compensation or unemployment obligations or other obligations of a like nature, or to secure letters of credit issued with respect to such obligations, Incurred in the ordinary course of business;

(6) Liens consisting of deposits in connection with leases or other similar obligations, or securing letters of credit issued in lieu of such deposits, incurred in the ordinary course of business;

(7) Liens securing Indebtedness (including Capital Lease Obligations) permitted by Section 5.09(b)(ii) covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto;

(8) Liens existing on the date of this Indenture and replacement Liens that do not encumber additional assets, unless such encumbrance is otherwise permitted;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens securing Permitted Refinancing Debt, provided that the Issuers were permitted to Incur such Liens with respect to the Indebtedness so refinanced under this Indenture and:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness; and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11) statutory and common law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12) Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(13) Liens arising from filings of Uniform Commercial Code financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;

(14) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(15) Liens securing Indenture Obligations;

(16) Liens securing Cash Management Obligations;

(17) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(18) Liens securing (a) Indebtedness under the Revolving Credit Facility permitted to be incurred pursuant to Section 5.09(b)(xiv) and (b) all other obligations under the Revolving Credit Facility;

(19) Liens Incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations in an aggregate principal amount that does not exceed $5.0 million at any one time outstanding and that (A) are not Incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary;

(20) Liens securing Indebtedness of Foreign Subsidiaries to the extent such Indebtedness is permitted under Section 5.09(b)(x); provided, however, that no asset of the Company or any Domestic Subsidiary shall be subject to any such Lien; and

(21) Liens in the nature of set-off rights against deposit accounts maintained by the Issuers or any Guarantors into which any fees or commission paid to the Issuers or any Guarantor in connection with CSO Obligations are required to be deposited by the lenders of the related consumer title loans; provided that the deposits maintained in such deposit accounts shall not exceed $2.0 million in the aggregate at any time.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest, fees, expenses and all other amounts owing in connection with or in respect of any referenced Indebtedness.

“Permitted Refinancing Debt” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or such Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Debt has a final scheduled maturity date later than the final scheduled maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or would otherwise be permitted to Incur such Indebtedness.

“Permitted Tax Distributions” in respect of the Company means, with respect to any taxable year or portion thereof in which the Company is a Flow Through Entity, the sum of: (i) the product of (a) the excess of (1) all items of taxable income or gain (other than capital gain) of the Company for such year or portion thereof over (2) all items of taxable deduction or loss (other than capital loss) of the Company for such year or portion thereof and (b) the Applicable Income Tax Rate, plus (ii) the product of (a) the net capital gain (i.e., net long-term capital gain over net short-term capital loss), if any, of the Company for such year or portion thereof and (b) the Applicable Capital Gain Tax Rate, plus (iii) the product of (a) the net short-term capital gain (for this purpose, net short-term capital gain in excess of net long-term capital loss), if any, of the Company for such year or portion thereof and (b) the Applicable Income Tax Rate, minus (iv) the aggregate Tax Loss Benefit Amount for the Company for such year or portion thereof.

For purposes of calculating the amount of the Permitted Tax Distributions the items of taxable income, gain, deduction or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity (but only for periods for which such Subsidiary is treated as a Flow Through Entity), which items of income, gain, deduction or loss are allocated to or otherwise treated as items of income, gain, deduction or loss of the Company for Federal income tax purposes, shall be included in determining the taxable income, gain, deduction or loss (including capital gain or loss) of the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Refinance ” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “refinancing” shall have correlative meanings.

“Registration Rights Agreement” means (i) with respect to the Notes issued on the date of this Indenture, the Registration Rights Agreement, to be dated as of the date of this Indenture, among the Issuers, the Guarantors and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time and (ii) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Issuers, the Guarantors and the initial purchasers under the related purchase agreement, in each case as the same may be amended or modified from time to time in accordance with the terms thereof.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend, each as set forth in Section 2.06(g), deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3).

“Responsible Officer” when used with respect to the Trustee, means any officer or employee within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S, (i) the termination of which shall be July 31, 2010 with respect to the original issuance of the Notes on the date of this Indenture and (ii) with respect to any Additional Notes subject to such compliance period, notice of the termination of which shall be given by the Company to the Trustee promptly after the date of original issuance of such Additional Notes.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means any agreement providing for revolving credit loans, letters of credit and swing-line loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, increased, replaced (whether upon or after termination or otherwise), refinanced or otherwise modified (in whole or in part) from time to time; provided that the aggregate principal amount of all Indebtedness evidenced thereby is permitted under Section 5.09(b)(xiv); provided, further, that each such amendment, restatement, modification, renewal, refunding, increase, replacement or refinancing shall only be permitted with respect to a revolving credit facility (which may include letters of credit and swing-line loan subfacilities), but for the avoidance of doubt shall not include any term loan or debt securities facility, subfacility, financing or refinancing.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale and Leaseback Transaction” means an arrangement relating to property owned by the Company or one of its Subsidiaries on the date of this Indenture or thereafter acquired by the Company or one of its Subsidiaries whereby the Company or such Subsidiary transfers such property to a Person and the Company or such Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission, or any successor agency thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, to be dated as of the date of this Indenture, among the Issuers and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Shelf Registration Statement” means a shelf registration statement filed in accordance with the provisions of a Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of this Indenture.

“Similar Business” means any business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the date of this Indenture or any business that is similar, reasonably related, incidental or ancillary thereto.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Tax Loss Benefit Amount” means with respect to any taxable year, the amount by which the Permitted Tax Distributions would be reduced were a net operating loss or net capital loss from a prior taxable year of the Company ending subsequent to the first day of the taxable year of the Company following the taxable year that includes the date of this Indenture (such day, the “Loss Date”) carried forward to the applicable taxable year; provided that for such purpose the amount of any such net operating loss or net capital loss shall be used only once and in each case shall be carried forward to the next succeeding taxable year until so used. For purposes of calculating the Tax Loss Benefit Amount, the proportionate part of the items of taxable income, gain, deduction or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity for a taxable year of such Subsidiary ending subsequent to the Loss Date, which items of income, gain, deduction or loss are allocated to or otherwise treated as items of income, gain, deduction or loss of the Company for Federal income tax purposes, shall be included in determining the amount of net operating loss or net capital loss of the Company.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C §§ 77aaa-77bbbb), as in force at the date as of which this instrument was executed, except as provided in Section 10.03; provided, however, that in the event that the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Treasury Rate” means, at any redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 15, 2013; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to July 15, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 5.11, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the

Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Government Obligation” means:

(1) any security which is: a direct obligation of the United States of America the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof; and

(2) any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) under the Securities Act.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person (or any combination thereof).

Section 1.02 Other Definitions.

Term	Defined in Section
“Action”	13.10
“Affiliate Transaction”	5.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Calculation Date”	Definition of Fixed Charge
Coverage Ratio
“Change of Control Offer”	5.14
“Change of Control Payment”	5.14
“Change of Control Payment Date”	5.14
“Company”	Recitals
“Covenant Defeasance”	9.03
“Custodian”	7.01
“Event of Default”	7.01
“Excess Cash Flow Offer”	5.15
“Excess Cash Flow Offer Amount”	5.15
“Excess Cash Flow Offer Payment”	5.15
“Excess Cash Flow Offer Payment Date”	5.15
“Excess Proceeds”	5.10
“Exchange Notes”	Recitals
“Hedging Obligations”	Definition of Indebtedness

“Initial Notes”	Recitals
“Issuers”	Recitals
“Legal Defeasance”	9.02
“Loss Date”	Definition of Tax Los Benefit
Amount
“New Guarantor”	Section 11.02
“Notes”	Recitals; 2.15
“Notice Deadline”	3.08
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	7.01
“Permitted Debt”	5.09
“Premises”	5.21
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	5.07
“Secured Obligations Amount”	3.08

Section 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. All other terms used in this Indenture that are defined by the TIA, defined by the TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural, and in the plural include the singular;

(6) provisions apply to successive events and transactions;

(7) “will” shall be interpreted to express a command;

(8) references to sections of or rules under the Securities Act, Exchange Act or TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(9) references to any statute, law or regulation shall be deemed to refer to the same as from time to time amended and in effect and to any successor statute, law or regulation;

(10) references to the date the Notes were originally issued shall refer to the date of this Indenture;

(11) whenever in this Indenture there is mentioned, in any context, principal, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include mention of the payment of Additional Interest, to the extent that, in such context, Additional Interest is, was or would be payable in respect thereof pursuant to paragraph 1 of the Notes, provided, however, that the Trustee shall not be deemed to have knowledge of the requirement that Additional Interest is due unless the Trustee receives written notice from Company stating that such amounts are due and specifying the dollar amounts thereof;

(12) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(13) all references to Articles, Sections or subdivisions refer to Articles, Sections or subdivisions of this Indenture unless otherwise indicated.

ARTICLE 2

The Notes

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes. Global Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, numbered from TRS-1 upward, which will be deposited on behalf of the Holders represented thereby with the Note Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

A Participant through which the owner of a beneficial interest in a Temporary Regulation S Global Note holds such beneficial interest may provide to the Trustee (and the Trustee will accept) a duly completed Certificate of Beneficial Ownership at any time after the Restricted Period (it being understood that the Trustee will not accept any such certificate during the Restricted Period). With reasonable promptness after acceptance of a Certificate of Beneficial Ownership with respect to such a beneficial interest, the Trustee will cause such beneficial interest to be exchanged for an equivalent beneficial interest in a Permanent

Regulation S Global Note, and will (x) permanently reduce the principal amount of such Temporary Regulation S Global Note by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Regulation S Global Note by the amount of such beneficial interest.

Notwithstanding the preceding paragraph, if after the Restricted Period an Initial Purchaser owns a beneficial interest in a Temporary Regulation S Global Note, such Initial Purchaser may, upon written request to the Trustee, exchange such beneficial interest for an equivalent beneficial interest in a Permanent Regulation S Global Note, and the Trustee will comply with such request and will (x) permanently reduce the principal amount of such Temporary Regulation S Global Note by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Regulation S Global Note by the amount of such beneficial interest. Permanent Regulation S Global Notes will be numbered from RS-1 upward and will be deposited on behalf of the Holders represented thereby with the Note Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream.

Notwithstanding anything to the contrary contained herein, any owner of a beneficial interest in a Regulation S Temporary Global Note shall not be entitled to receive payment of interest on such beneficial interest or other amounts in respect of such beneficial interest until such beneficial interest is exchanged for an interest in a Regulation S Permanent Global Note or transferred for an interest in another Global Note or Definitive Note.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” of Euroclear and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

(e) 144A Global Notes and IAI Global Notes. Global Notes offered and sold in reliance on Rule 144A will be issued initially in the form of 144A Global Notes numbered from RA-1 upward, which will be deposited on behalf of the Holders represented thereby with the Note Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of such Holders, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. Global Notes transferred to Institutional Accredited Investors will be issued initially in the form of IAI Global Notes numbered from RIAI-1 upward, which will be deposited on behalf of the Holders represented thereby with the Note Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of such Holders, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Section 2.02 Execution and Authentication.

At least one Officer of each of the Issuers must sign the Notes for each Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuers signed by an Officer of each of the Issuers (an “Authentication Order”), authenticate Notes for original issue up to the aggregate principal amount of the Notes that may be validly issued under this Indenture including (i) Initial Notes for original issuance in an aggregate principal amount of $250,000,000 and (ii) subject to compliance with Section 5.09, any Additional Notes for original issuance from time to time after the date hereof.

All Notes issued under this Indenture (including Additional Notes and Exchange Notes) shall be treated as a single class of securities under this Indenture, including for purposes of any vote, consent, waiver or other act of Holders.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. Until the Trustee receives notice of the Issuers’ appointment of another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint DTC to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, interest or

Additional Interest, if any, on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1) the Depositary (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a duly qualified successor depositary within 90 days thereafter;

(2) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Definitive Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary has requested that Definitive Notes be issued.

Upon the occurrence of any of the preceding events described in subparagraphs (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global

Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903.

Upon consummation of an Exchange Offer by the Issuers in accordance with Section 2.06(f), the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted

Definitive Note, then, upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable letter of transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable letter of transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate:

(1) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not broker-dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuers; and

(2) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not broker-dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuers.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.

NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a Legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

PRIOR TO EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)), THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), UNLESS SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.”

(h) Cancellation or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 5.10, 5.14 and 10.05).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee and the Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers or if the Trustee receives credible evidence of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s standard requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes in accordance with the Trustee’s standard procedures (subject to the record retention requirement of the Exchange Act). Certification of such disposal of all canceled Notes will be delivered to the Issuers upon request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 5.01. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will mail or cause to be mailed to Holders a notice prepared by the Issuers that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP Numbers.

The Issuers in issuing the Notes may use CUSIP, ISIN or other numbers, if then generally in use, and thereafter the Issuers and the Trustee may use such numbers in any notice issued pursuant to this Indenture, including any notice of redemption, provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or other notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice or notice of redemption shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee in writing of any change in the CUSIP, ISIN or other numbers.

ARTICLE 3

Redemption and Prepayment

Section 3.01 Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07, they shall furnish to the Trustee, at least 30 days (or such shorter period as shall be acceptable to the Trustee) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the subsection of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in this Indenture or the terms of the Notes to be redeemed, will be set forth in an additional Officers’ Certificate of the Issuers delivered to the Trustee no later than two Business Days prior to the redemption date.

Section 3.02 Selection of Notes to be Redeemed. If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, subject to the Applicable Procedures; provided that no Notes of $2,000 or less shall be redeemed in part. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, unless the Issuers default in the payment of the redemption price, interest and Additional Interest, if any, shall cease to accrue on the principal amount of the Notes or portions thereof called for redemption. Except as provided in this Section 3.02, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption. Subject to the provisions of Sections 3.09 and 5.14, at least 30 but not more than 60 days before the redemption date, the Issuers shall mail or caused to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuers default in making such redemption payment, interest and Additional Interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) the CUSIP number; provided that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ written request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Issuers shall have delivered to the Trustee, at least 30 days (or such shorter period as shall be acceptable to the Trustee) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If any of the Notes to be redeemed are in the form of a Global Note, then the Issuers may modify such notice to the extent necessary to comply with the Applicable Procedures of the Depositary.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption Price. Prior to 11:00 a.m., New York City time, on the redemption date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price, Additional Interest, if any, and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price, Additional Interest, if any, and accrued interest on all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest and Additional Interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest (including any Additional Interest) shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01.

Section 3.06 Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption sent pursuant to Section 3.03 that relates to such Note shall state the portion of the principal amount of that Note to be redeemed. Upon the Issuers’ written request, the Trustee shall (i) cancel the original Note and (ii) authenticate for the Holder at the expense of the Issuers a new Note in principal amount equal to the unredeemed portion of the original Note in the name of the Holder thereof, or in the case of a Global Note make such notation on the schedule of exchanges to such Global Note.

Section 3.07 Optional Redemption. (a) On and after July 15, 2013, the Issuers may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of Holders on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date), if redeemed during the twelve-month period beginning on July 15 of each of the years set forth below.

Year	Percentage
2013	106.625%
2014 and thereafter	100.000%

(b) Prior to July 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture at a redemption price of 113.250% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of Holders on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date) if:

(1) such redemption is made with the proceeds of one or more Equity Offerings;

(2) at least 65% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(3) the redemption occurs within 90 days of the Issuers’ receipt of the proceeds of such Equity Offering.

(c) Prior to July 15, 2013, the Issuers may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date).

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

Section 3.08 Mandatory Redemption; Offers to Purchase; Excess Cash Flow Redemption. (a) Except as set forth in Sections 3.08(b), 5.10, 5.14 and 5.15, the Issuers shall not be required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the Notes.

(b) If, as of the end of any calendar month, the ratio of (i) the sum of (x) the aggregate amount of consolidated title loans receivable of the Company and its Restricted

Subsidiaries and (y) the aggregate amount of consolidated unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries to (ii) the aggregate principal amount of consolidated Indebtedness of the Company and its Restricted Subsidiaries outstanding that is secured by a Lien (with the principal amount of any Indebtedness secured by a lien of the type described in clause (21) of the definition of Permitted Liens limited to the amount secured by such Permitted Lien) on any assets of the Company or any of its Restricted Subsidiaries (the “Secured Obligations Amount”) is less than 1.25 to 1.0, then the Company shall within 45 days of the end of such calendar month (the “Notice Deadline”) deliver to each holder of the Notes by first-class mail at such holder’s registered address an irrevocable redemption notice to, and shall, redeem, no less than five and no more than ten Business Days after the giving of such notice, Notes in an aggregate principal amount equal to the Excess Cash Flow for such calendar month at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date of such redemption; provided, that (1) if, prior to the Notice Deadline, the Company shall receive a contribution to its capital or shall issue Equity Interests for cash (other than Disqualified Capital Stock), in each case, that results in such ratio on a pro forma basis being greater than or equal to 1.25 to 1.0 as of the last day of such calendar month, then the Company shall not be required to send such redemption notice or so redeem the Notes, (2) solely for purposes of this Section 3.08(b), Excess Cash Flow shall be calculated without giving effect to clause (C) of the definition thereof with respect to income taxes and Projected Tax Distributions but shall be reduced by the amount of income taxes and Permitted Tax Distributions projected to be paid attributable to the income of the Company and its Restricted Subsidiaries for such calendar month during the fiscal quarter in which such calendar month occurs and (3) to the extent that actual amount of income taxes and Permitted Tax Distributions paid exceeds (or is less than) the projected amounts, such excess shall reduce Excess Cash Flow (or such deficit shall increase Excess Cash Flow) for the month in which such taxes are paid. The requirements of this Section 3.08(b) will not apply to any month unless the amount of Excess Cash Flow for such month equals or exceeds $100,000.

Section 3.09 Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 5.10, the Issuers shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified in this Section 3.09.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall purchase the principal amount of Notes required to be purchased pursuant to Section 5.10 (the “Offer Amount”). Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no Additional Interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuers shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 5.10 and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest and Additional Interest, if any;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest and Additional Interest, if any, after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof (unless such amount represents the entire principal amount of Notes held by such Holder), purchased;

(f) that Holders electing to have any Notes purchased pursuant to any Asset Sale Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent or the Depositary, as applicable, at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date, subject to the Applicable Procedures;

(g) that Holders shall be entitled to withdraw their election if the Paying Agent or the Depositary, as applicable, receives, not later than the close of business on the third Business Day preceding the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased, subject to the Applicable Procedures;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased), subject to the Applicable Procedures; and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

If any of the Notes subject to the Asset Sale Offer are in the form of a Global Note, then the Issuers may modify such notice to the extent necessary to comply with the Applicable Procedures of the Depositary.

On or before the Purchase Date, subject to the Applicable Procedures, the Issuers shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer (and not withdrawn), or, if less than the Offer Amount has been validly tendered, all Notes tendered (and not withdrawn), and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. The Paying Agent shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount received from the Issuers equal to the purchase price of the Notes validly tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon written request from the Issuers shall authenticate and mail (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed (or caused to be transferred by book-entry) by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer promptly after the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.10 Issuers May Acquire Notes. The Issuers or their Affiliates (or any Person acting on behalf of the Issuers or their Affiliates) may at any time and from time to time acquire the Notes by means other than redemption, including by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition is not prohibited by applicable securities laws or regulations or the terms of this Indenture. In accordance with, and subject to, Section 2.11, the Issuers may deliver such acquired Notes to the Trustee for cancellation.

ARTICLE 4

Satisfaction and Discharge

Section 4.01 Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all outstanding Notes issued hereunder (except Sections 2.06, 2.07, 2.08, 8.01, 8.02, 8.07, 12.08, 12.16 and 13.11), and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture if:

(a) either:

(i) the Issuers shall have paid or caused to be paid the principal of, premium, if any, interest and Additional Interest, if any, as and when the same will have become due and payable;

(ii) all outstanding Notes (other than Notes which have been lost, stolen or destroyed and which have been replaced or paid as provided in Section 2.07) have been delivered to the Trustee for cancellation; or

(iii) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or (ii) (A) shall become due and payable at their Stated Maturity within one (1) year or (B) are to be called for redemption within one (1) year under arrangements reasonably satisfactory to the Trustee, and either Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in trust of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof in an amount sufficient to pay and discharge the principal, premium, if any, interest and Additional Interest, if any, on the Notes to the date of Stated Maturity or such redemption, as the case may be;

(b) the Issuers have paid all other sums payable by them under the Indenture Documents; and

(c) the Issuers have delivered an Officers’ Certificate and an Opinion of Counsel stating that all conditions for the satisfaction and discharge have been met.

Section 4.02 Application of Trust Money. Subject to the provisions of the last paragraph of Section 9.05, all money deposited with the Trustee pursuant to Section 4.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent), to the Persons entitled thereto, of the principal (and premium, if any) and interest (including any Additional Interest) for whose payment such money has been deposited with the Trustee; but such funds need not be segregated from other funds except to the extent required by law.

ARTICLE 5

Covenants

Section 5.01 Payment of Notes. The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Issuers shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, installments of interest and Additional Interest (without regard to any applicable grace period) at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful.

The Issuers will be responsible for making calculations called for under the Notes, including, but not limited to, determination of redemption price, premium, if any, and other amounts payable on the Notes, if any. The Issuers will make the calculations in good faith and, absent manifest error, their calculations will be final and binding on the Holders. The Issuers will provide a schedule of their calculations to the Trustee when applicable, and the Trustee is entitled to rely conclusively on the accuracy of the Issuers’ calculations without independent verification.

Section 5.02 Maintenance of Office or Agency. The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee one such office or agency of the Issuers.

Section 5.03 Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the holders of Notes and the Trustee within the time periods specified in the SEC’s rules and regulations:

(1) not later than 90 days following the end of each fiscal year of the Company, an audited consolidated balance sheet, a statement of operations and comprehensive income, a statement of shareholders’ equity and a statement of cash flows (including notes thereto and consistent in form with the financial statements contained in the Offering Memorandum) of the Company for such fiscal year, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and a report thereon by the Company’s certified independent accountants;

(2) not later than 60 days following the end of each of the first three fiscal quarters of the Company, a consolidated balance sheet, a statement of operations and comprehensive income, a statement of shareholders’ equity and a statement of cash flows (including notes thereto and consistent in form with the financial statements contained in the Offering Memorandum) of the Company for such fiscal quarter, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any); and

(3) all current reports that would be required to be filed with or furnished to the SEC on Form 8-K if the Company were required to file or furnish such reports; provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to holders of Notes or the business, assets, operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole.

The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s delivery obligation.

From and after the effective date of the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement), notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed at the times specified for the filings of such information, documents and reports under such Sections and the availability of the same on the SEC’s EDGAR service (or its successor) shall be deemed to satisfy the Company’s obligations in the preceding paragraph.

If, at any time after consummation of the Exchange Offer, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports referred to in the preceding paragraph of this Section 5.03 with the SEC within the time periods specified above unless the SEC will not accept such filings. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph of this Section 5.03 on its website within the time periods that would apply if the Company (as a non-accelerated filer) were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company will, for so long as any Notes remain outstanding, use its commercially reasonable efforts to hold and participate in quarterly conference calls with the holders of the Notes and securities analysts to discuss such financial information no later than ten Business Days after distribution of such financial information.

The Company will also, for so long as any Notes remain outstanding, furnish or cause to be furnished to the holders of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 5.04 Compliance Certificate. (a) The Issuers shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate that need not comply with Section 12.04 or 12.05, one signer of which shall be the principal executive officer, principal financial officer, or principal accounting officer of the Company, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers and the Guarantors have kept, observed, performed and fulfilled their obligations under the Indenture Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge each of the Issuers and each Guarantor during the preceding fiscal year has kept, observed, performed and fulfilled each and every covenant contained in the Indenture Documents and is not in Default at the date of such certificate in the performance or observance of any of the terms, provisions and conditions of the Indenture Documents (or, if a Default or Event of Default shall have occurred and is continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or Guarantor is taking or proposes to take with respect thereto).

(b) The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, within ten Business Days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or proposes to take with respect thereto.

Section 5.05 Taxes. The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 5.06 Stay, Extension and Usury Laws. Each of the Issuers and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuers and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.07 Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend on, except as described below, or make any other payment or distribution in respect of, its Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to the Company or any Restricted Subsidiary (and, if such Restricted Subsidiary has stockholders other than the Company or other Restricted Subsidiaries, to its other stockholders on no more than a pro rata basis));

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company held by any Person or any Equity Interests of any Restricted Subsidiary held by any Affiliate of the Company (in each case other than held by the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that are not Disqualified Stock);

(iii) make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, more than 30 days prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness that is contractually subordinated in right of payment to the Notes or any Note Guarantee thereof (other than the purchase, repurchase or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a); and

(C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii) through (xi) of subsection (b) below), is, at the time of determination, less than the sum of:

(1) 25% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter occurring after the date of this Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale of its Equity Interests (other than Disqualified Stock or Equity Interests issued pursuant to the proviso of Section 3.08(b)) subsequent to the date of this Indenture (other than an issuance or sale to a Subsidiary of the Company) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the date of this Indenture (other than capital contributions received pursuant to the proviso of Section 3.08(b)), plus

(3) the amount by which the principal amount of any Indebtedness of the Company or a Restricted Subsidiary is reduced upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of this Indenture of any Indebtedness of the Company or a Restricted Subsidiary convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or a Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Restricted Subsidiary); plus

(4) the amount equal to the sum of (x) the net reduction in the Restricted Investments made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case realized by the Company or any Restricted Subsidiary, and (y) in the event that any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any such Person, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The foregoing provisions shall not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(ii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of the Company (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Company) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from clause (C)(2) of subsection (a) above;

(iii) the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of the Issuers or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt;

(iv) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by employees, former employees, managers, former managers, consultants or former consultants of the Company (or any of its Subsidiaries); provided that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $10.0 million in the aggregate (in each case plus the amount of net cash and proceeds received by the Company and its Restricted Subsidiaries (a) in respect of “key-man” life insurance and (b) from the issuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment);

(v) payments of dividends on Disqualified Stock issued pursuant to Section 5.09;

(vi) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(vii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 5.07 (as determined in good faith by the Board of Directors);

(viii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (iv) of Section 5.09(b);

(ix) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Issuers or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee pursuant to provisions similar to Section 5.14; provided that all Notes tendered by holders in connection with a Change of Control Offer have first been repurchased, redeemed or acquired for value;

(x) Permitted Tax Distributions; or

(xi) Restricted Payments in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (xi) and then outstanding, does not exceed $5.0 million.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 5.08 Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(iii) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

(iv) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the foregoing restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(i) any agreements in effect or entered into on the date of this Indenture, including agreements governing Existing Indebtedness as in effect on the date of this Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of this Indenture;

(ii) the Indenture Documents;

(iii) applicable law and any applicable rule, regulation or order;

(iv) customary non-assignment provisions in leases, licenses or other agreements entered into in the ordinary course of business;

(v) purchase money obligations that impose restrictions of the nature described in clause (iv) above on the property so acquired;

(vi) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition thereof;

(vii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(viii) Liens that limit the right of Company or any of its Subsidiaries to dispose of the asset or assets subject to such Lien;

(ix) customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(x) Permitted Refinancing Debt, provided that the restrictions subject to the limitations of this provision and contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(xi) any such encumbrance or restriction with respect to any Foreign Subsidiary pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary, (a) if the encumbrances and restrictions subject to the limitations of this provision and contained in any such agreement or instrument taken as a whole are not materially more restrictive to the holders of the Notes than the encumbrances and restrictions contained in the agreements described in clause (i) above (as determined in good faith by the Company), or (b) if such encumbrance or restriction is not materially more restrictive to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Issuers’ ability to make the principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xiii) the Revolving Credit Facility; provided that the restrictions therein are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Indenture Documents.

Nothing contained in this Section 5.08 shall prevent the Issuers or any Restricted Subsidiary from creating, incurring or suffering to exist any Permitted Lien.

Section 5.09 Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuers and any Guarantor may Incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been at least 3.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The foregoing provisions will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the Incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the related Note Guarantees and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(ii) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) Incurred for the purpose of financing (or refinancing) all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Company or such Restricted Subsidiary that, added to all other Indebtedness Incurred pursuant to this clause (ii) and then outstanding, will not exceed the sum of (A) $5.0 million plus (B) the amount of any fees and expenses incurred in connection with any refinancing;

(iii) the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was Incurred pursuant to subsection (a) above or pursuant to clauses (i), (iii) or (vii) of this paragraph (b);

(iv) the Incurrence of (a) intercompany Indebtedness of the Company, a Guarantor or any other Restricted Subsidiary for so long as such Indebtedness is held by an Issuer or a Guarantor; provided that (i) such Indebtedness shall be unsecured and if owing by an Issuer or any Guarantor, contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Issuers under the Notes or such Guarantor under its Note Guarantee, as the case may be, and (ii) if as of any date any Person other than an Issuer or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than a Permitted Lien of the type described in clause (15) or (18) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not permitted under this clause (iv) by the issuer of such Indebtedness and (b) intercompany Indebtedness of the Issuers, any Guarantor or any Foreign Subsidiary for so long as such Indebtedness is held by a Foreign Subsidiary; provided that (i) if such Indebtedness is owing by an Issuer or any Guarantor, such Indebtedness shall be unsecured and contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Issuers under the Notes or such Guarantor under its Note Guarantee, as the case may be, and (ii) if as of any date any Person other than such other Foreign Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (20) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted under this clause (iv) by the issuer of such Indebtedness;

(v) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary otherwise permitted hereunder so long as the Person giving such Guarantee could have Incurred the Indebtedness that is being Guaranteed; provided that if the Indebtedness being guaranteed (x) is subordinated to the Notes or a Note Guarantee, then the Guarantee must be subordinated to the same extent as the Indebtedness being guaranteed or (y) is owed by any Restricted Subsidiary that is not a Guarantor, such Guarantee shall be subordinated to the prior payment in full of the Notes in the case of the Issuers or the Note Guarantees in the case of a Guarantor;

(vi) the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

(vii) the Incurrence of Existing Indebtedness (other than Indebtedness described in clause (i) or (iv) of this paragraph (b));

(viii) the Incurrence of obligations in respect of letters of credit, bank guarantees, performance, bid and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(ix) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(x) Indebtedness of Foreign Subsidiaries that, when added together with any other Indebtedness incurred under this clause (x) and then outstanding, will not exceed $10.0 million (or its foreign currency equivalent);

(xi) Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(xii) Indebtedness consisting of promissory notes or similar Indebtedness issued by the Company or any Restricted Subsidiary to current, future or former officers, managers, and employees thereof, or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or a Restricted Subsidiary to the extent described in clause (iv) of paragraph (b) of Section 5.07;

(xiii) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Company (in addition to Indebtedness or Disqualified Stock permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (xiii) and then outstanding, will not exceed $10.0 million;

(xiv) the Incurrence by the Company or any Guarantor (including any Guarantees thereof) of Indebtedness pursuant to the Revolving Credit Facility in an aggregate principal amount not to exceed as of any date of Incurrence the sum of (A) $25.0 million, plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees and other costs and expenses incurred in connection with such refinancing, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay any such Indebtedness pursuant to Section 5.10; and

(xv) the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted CSO Obligations.

(c) For purposes of determining compliance with this Section 5.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xv) of paragraph (b) above or under paragraph (a) above, the Company shall, in its sole discretion, divide and classify such item of Indebtedness in any manner that complies with this Section 5.09 and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to Section 5.09(a), and may re-classify any such item of Indebtedness from time to time among such clauses or Section 5.09(a), so long as such item meets the applicable criteria for such category. For avoidance of doubt, Indebtedness may be classified as Incurred in part pursuant to one of the clauses (i) through (xv) above, and in part under one or more other clauses or under Section 5.09(a).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Accrual of interest and dividends, accretion of accreted value, issuance of securities paid-in-kind, amortization of original issue discount, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 5.09.

(d) The Issuers will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on junior Lien or priority basis.

Section 5.10 Asset Sales. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale (except with respect to an Event of Loss) unless:

(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;

provided that the amount of:

(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement releasing the Company or such Restricted Subsidiary from further liability; and

(2) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion), will be deemed to be cash for purposes of this Section 5.10.

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale by the Company or a Restricted Subsidiary, the Company or such Restricted Subsidiary may apply such Net Proceeds at its option:

(i) with respect to Asset Sales of assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor (and to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to the Company or another Subsidiary; or

(ii) to the making of a Capital Expenditure or the acquisition of a controlling interest in another business or other assets, in each case, that are used or useful in a Similar Business or that replace the assets that are the subject of such Asset Sale.

(c) Pending the final application of any such Net Proceeds, the Company or a Restricted Subsidiary may temporarily reduce Indebtedness under the Revolving Credit Facility or invest such Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested (by election or as a result of the passage of time) as provided in subsection (b) above shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuers shall make an Asset Sale Offer to all holders of Notes to purchase the maximum principal amount of Notes and, to the extent required by the terms of the Revolving Credit Facility, to repay the maximum amount of loans under the Revolving Credit Facility, in each case, that may be purchased or repaid out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase. To the extent that the aggregate amount of Notes tendered and loans to be repaid under the Revolving Credit Facility pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of the Excess Proceeds available to be applied to their repurchase, the Trustee shall select the Notes to be purchased on a pro rata basis based upon the principal balance of Notes surrendered, subject to the Applicable Procedures. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture (including Section 3.09), the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of its compliance with such securities laws or regulations.

Section 5.11 Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, exchange, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time in an arm’s-length transaction with a person who was not an Affiliate; and

(b) if such Affiliate Transaction involves an amount in excess of $3.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee managers of the Company disinterested with respect to such Affiliate Transaction has determined in good faith that the criteria set forth in clause (a) of this Section 5.11 are satisfied and has approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate; and

(c) if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $7.5 million, the Company obtains an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing or is no more restrictive to the Company and its Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

The foregoing provisions shall not apply to the following:

(i) any employment agreement or compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary; provided that (A) the salary, bonus and other compensation paid to Tracy Young in any fiscal year (excluding compensation paid in the form of Equity Interests) shall not exceed $1.0 million and (B) the salary, bonus and other compensation paid to Tracy Young together with any child, stepchild, parent, stepparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of Tracy Young in any fiscal year (excluding compensation paid in the form of Equity Interests) shall not exceed $1.75 million;

(ii) transactions exclusively between or among the Company and/or its Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by this Indenture;

(iii) any agreement existing on the date of this Indenture, as in effect on the date of this Indenture, or as modified, amended or amended and restated by any modification, amendment or amendment and restatement made in compliance with the applicable provisions of clauses (a), (b) and (c) of this Section 5.11;

(iv) reasonable compensation of, and indemnity arrangements in favor of, managers of the Company and its Restricted Subsidiaries;

(v) the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Company; and

(vi) Restricted Payments that are permitted by Section 5.07 and Permitted Investments of the type described in clause (8) of the definition thereof.

Notwithstanding anything to the contrary in this Section 5.11, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, exchange, transfer or otherwise dispose of any of its properties or assets to any Affiliate other than to the Company or any of its Restricted Subsidiaries.

Section 5.12 Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 5.13 Corporate Existence; Maintenance of Property and Insurance. Subject to Section 5.10, Article 6 and Article 11, each Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and in the case of the Company, the corporate, partnership or other existence of each of its Restricted

Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuers or any such Restricted Subsidiary and (ii) the material rights (charter and statutory), licenses and franchises of each Issuer and in the case of the Company, its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such material right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

The Issuers shall, and shall cause, in the case of the Company, each of its Restricted Subsidiaries to, keep all property material to the operation of the business of the Issuers and such Restricted Subsidiaries, taken as a whole, in good working order and condition in all material respects, ordinary wear and tear and casualty loss excepted; provided, that the Issuers shall not be obligated to comply with this paragraph to the extent that the failure to do so is not adverse in any material respect to the Holders.

The Issuers will, and will cause, in the case of the Company, each of its Restricted Subsidiaries to, maintain with one or more insurance companies of national standing insurance on all property material to the operation of the business of the Issuers and such Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are determined by the Issuers in good faith to be reasonable and prudent, taking into account the risks that are usually insured against in the same general area by companies engaged in the same or a similar business (in each case, after giving effect to any self-insurance determined by the Issuers to be reasonable and prudent, taking into account the practices of similarly situated Persons engaged in the same or similar businesses as the Issuers and the Company’s Restricted Subsidiaries).

Section 5.14 Offer to Repurchase Upon Change of Control. (a) Upon the occurrence of a Change of Control, unless the Issuers have mailed a redemption notice with respect to all of the outstanding Notes as provided by Section 3.07, each Holder shall have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Change of Control Payment”). The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of its compliance with such securities laws or regulations. Within 30 days following any Change of Control, unless the Issuers have mailed a redemption notice with respect to all of the outstanding Notes as provided by Section 3.07, the Issuers shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s Notes at a purchase price in cash equal to

101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(ii) the circumstances and relevant facts regarding such Change of Control;

(iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

(iv) that any Notes not tendered or accepted for payment shall continue to accrue interest and Additional Interest, if any;

(v) that, unless the Issuers default in making the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Additional Interest, if any, after the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent or Depositary, as applicable, at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, subject to the Applicable Procedures;

(vii) that Holders shall be entitled to withdraw their election if the Paying Agent or Depositary, as applicable, receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased, subject to the Applicable Procedures;

(viii) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(ix) the instructions, as determined by the Issuers, consistent with this Section 5.14, that a Holder must follow in order to have its Notes purchased.

(b) On a date that is, subject to any contrary requirement of applicable law, at least 30 but no more than 60 days from the date on which the Issuers mail notice of the Change of Control (the “Change of Control Payment Date”), the Issuers shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers. The Paying Agent shall promptly mail to each Holder so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuers shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

Section 5.15 Excess Cash Flow Offer.

(a) If the Company and its Restricted Subsidiaries have Excess Cash Flow for any fiscal year commencing with the fiscal year ending December 31, 2011, then, within 95 days after the end of such fiscal year, the Issuers will be required to make an offer (an “Excess Cash Flow Offer”) to all Holders to purchase the maximum principal amount of Notes that may be purchased with the lesser of (a) $30.0 million and (b) 75% of such Excess Cash Flow for such fiscal year (the “Excess Cash Flow Offer Amount”); provided that for the fiscal year ending December 31, 2011, Excess Cash Flow will be calculated for the eighteen-month period ending December 31, 2011. The offer price for such Excess Cash Flow Offer shall be an amount in cash (the “Excess Cash Flow Offer Payment”) equal to 102% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Excess Cash Flow Offer Payment Date”). To the extent that the aggregate amount of Notes tendered pursuant to an Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, the Company and its Restricted Subsidiaries may use any remaining Excess Cash Flow Offer Amount for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the Excess Cash Flow Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis based upon principal balance of Notes surrendered, subject to the Applicable Procedures.

(b) With respect to each Excess Cash Flow Offer, the Issuers shall be entitled to reduce the applicable Excess Cash Flow Offer Amount with respect thereto by an amount equal to the sum of (x) the aggregate repurchase price paid for any Notes theretofore repurchased by the Issuers in the open market (and cancelled by the Issuers) and (y) the aggregate redemption price paid for any Notes theretofore redeemed pursuant to one or more optional redemptions (other than any redemptions pursuant to Section 3.07(b)) or pursuant to Section 3.08(b), in each case, during the period with respect to which such Excess Cash Flow was being computed. Notwithstanding anything to the contrary in the immediately preceding sentence, the Issuers shall not be entitled to reduce the applicable Excess Cash Flow Offer Amount by the aggregate repurchase price of any Notes theretofore repurchased by the Issuers pursuant to any Asset Sale Offers, Change of Control Offers or Excess Cash Flow Offers during such period.

(c) Notwithstanding the foregoing provisions of this covenant, the Issuers will not be required (but may elect to do so) to make an Excess Cash Flow Offer in accordance with this covenant unless the Excess Cash Flow Offer Amount with respect to the applicable period in respect of which such Excess Cash Flow Offer is to be made exceeds $2.5 million (with lesser amounts being carried forward for purposes of determining whether the $2.5 million threshold has been met for any future period). Upon completion of each Excess Cash Flow Offer, the Excess Cash Flow Offer Amount will be reset at zero.

(d) Upon the commencement of an Excess Cash Flow Offer, the Issuers shall send, by first class mail, within 95 days after the end of such fiscal year an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Excess Cash Flow Offer and contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Excess Cash Flow Offer. Such offer shall state:

(i) that the Excess Cash Flow Offer is being made pursuant to this Section 5.15 and that all Notes validly tendered and not withdrawn shall be accepted for payment;

(ii) that the Excess Cash Flow offer shall remain open for a period of 20 Business Days following its commencement and no longer (except to the extent that a longer period is required by applicable law);

(iii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law;

(iv) that any Note not tendered or accepted for payment shall continue to accrue interest;

(v) that, unless the Issuers default in the payment of the Excess Cash Flow Offer Payment, all Notes accepted for payment pursuant to the Excess Cash Flow Offer shall cease to accrue interest on the Excess Cash Flow Offer Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Excess Cash Flow Offer shall be required to surrender the Notes or transfer the Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the expiration of the Excess Cash Flow Offer, subject to the Applicable Procedures;

(vii) that Holders shall be entitled to withdraw tenders of their Notes if the Paying Agent receives, not later than the expiration of the Excess Cash Flow Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tender of such Notes, subject to the Applicable Procedures; and

(viii) that Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered,

which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof, subject to the Applicable Procedures.

(e) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 5.15, the Issuers shall comply with the applicable securities laws and regulations and shall be deemed to have not breached their obligations under this Section 5.15 by virtue thereof.

(f) If only a portion of a Note is purchased pursuant to an Excess Cash Flow Offer, a new Note in a principal amount equal to the portion thereof not purchased shall be issued in the name of the Holder thereof and authenticated by the Trustee upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note shall be made). Notes (or portions thereof) purchased pursuant to an Excess Cash Flow Offer shall be cancelled and cannot be reissued.

(g) On the Excess Cash Flow Offer Payment Date, the Issuers shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Excess Cash Flow Offer and not withdrawn (subject to proration in accordance with this Section 5.15 in the event of oversubscription);

(ii) deposit with the Paying Agent no later than 11:00 a.m. Eastern Time an amount equal to the aggregate purchase price to be paid in such Excess Cash Flow Offer in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(iii) deliver or cause to be delivered to the Trustee the Notes or portions of Notes properly accepted for payment together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(h) The Paying Agent shall promptly mail or wire transfer to each Holder of Notes or portions of Notes properly tendered and not withdrawn the purchase price payable with respect to such Notes or portions of Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. Any Note or portion of Note accepted for payment pursuant to an Excess Cash Flow Offer shall cease to accrue interest on and after the Excess Cash Flow Offer Payment Date. The Issuers (or the Trustee upon request and at the expense of the Issuers) shall notify the Holders of the results of any Excess Cash Flow Offer promptly after the Excess Cash Flow Offer Payment Date.

(i) Notwithstanding anything to the contrary herein, the Issuers shall not be required to make an Excess Cash Flow Offer if notice of redemption for all of the then outstanding Notes has been given pursuant to Section 3.03, unless and until there is a default in payment of the applicable redemption price.

(j) Prior to the time the Issuers are required to make an Excess Cash Flow Offer, the provisions in this Section 5.15 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Section 5.16 Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 5.07 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 5.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.09, the Issuers will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 5.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 5.17 Sale and Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(a) the Company or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to Section 5.09 and (B) Incur a Lien on such property securing such Attributable Debt pursuant to Section 5.12; and

(b) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuers apply the Net Proceeds of such transaction in compliance with, Section 5.10.

The foregoing provisions will not apply to transactions among the Issuers and any of the Guarantors, among the Guarantors or among Subsidiaries of the Company that are not Guarantors.

Section 5.18 Additional Guarantors. If (i) the Company or any of its Restricted Subsidiaries shall acquire or create another Domestic Subsidiary after the date of this Indenture (other than an Immaterial Subsidiary) or (ii) any Foreign Subsidiary Guarantees (or otherwise becomes liable for) Indebtedness of either Issuer or a Guarantor, then the Company shall cause such Subsidiary to become a Guarantor and:

(1) execute a supplemental indenture substantially in the form of Exhibit E attached hereto, in accordance with the terms of this Indenture, pursuant to which such Subsidiary shall unconditionally guarantee, on a senior secured basis, all of the Issuers’ Obligations under the Indenture Documents on the terms set forth in this Indenture;

(2) execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Documents necessary in order to grant to the Collateral Agent, for the benefit of the holders of the Notes, a perfected first-priority security interest in the Equity Interests of such Subsidiary, subject to Permitted Liens, which are owned by an Issuer or a Guarantor and are required to be pledged pursuant to the collateral agreements;

(3) take such actions as are necessary to grant to the Collateral Agent for the benefit of the Holders a perfected first-priority security interest in the assets of such Subsidiary, other than Excluded Collateral and subject to Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the collateral agreements or by law or as may reasonably requested by the Collateral Agent;

(4) take such further action and execute and deliver such other documents specified in the Indenture Documents or otherwise reasonably requested by the Trustee or Collateral Agent to give effect to the foregoing; and

(5) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary, complies with the requirements of this Indenture and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary and the Collateral Agreements to which such Restricted Subsidiary is a party create a valid perfected Lien on the Collateral covered thereby.

Section 5.19 Business Activities The Company and its Restricted Subsidiaries shall only engage in business activities that are primarily comprised of the title lending business (which shall include acting as a credit services organization).

Section 5.20 Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Subsidiary of the Company to any Person (other than the Company or a Wholly-Owned Subsidiary of the Company), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly-Owned Restricted Subsidiary; and

(2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 5.10.

The Company will not permit any Wholly-Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Company or a Wholly-Owned Subsidiary of the Company.

Section 5.21 Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes or any other Indenture Document unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 5.22 Mortgages. With respect to any fee interest in any real property that is acquired by an Issuer or a Guarantor after the date of this Indenture that has a purchase price greater than $1.0 million (such real property referred to individually and collectively as the “Premises”), within 90 days of such acquisition the applicable Issuer shall or shall cause the applicable Guarantor, as the case may be, to:

(1) deliver to the Collateral Agent, as mortgagee, for the benefit of the Holders, fully executed Mortgages, duly executed by the applicable Issuer or the applicable Guarantor, as the case may be, together with evidence of the completion (or satisfactory arrangements for the completion), or all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the Premises purported to be covered thereby;

(2) deliver to the Collateral Agent, a mortgagee’s title insurance policy in favor of the Collateral Agent in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens and any other exceptions disclosed in such policy, and such policy shall also include, to the extent available and issued at ordinary rates, customary endorsements and shall be accompanied by evidence of the payment in full (or satisfactory arrangements for the payment) of all premiums thereon;

(3) deliver to the Collateral Agent, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the applicable Issuer or the applicable Guarantor, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by such Issuer or Guarantor, as applicable, of such Premises for such Issuer’s or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy;

(4) deliver an opinion of counsel to the Collateral Agent that such Mortgage has been duly authorized, executed and delivered by such Issuer or such Guarantor, constitutes a legal, valid, binding and enforceable obligation of such Issuer or such Guarantor and creates a valid perfected Lien in the Premises purported to be covered thereby; and

(5) deliver an environmental audit and an environmental indemnification agreement with respect to the mortgaged property which shall be in form and substance satisfactory to the Collateral Agent.

Section 5.23 Restrictions on Activities of TitleMax Finance Corporation. Unless otherwise permitted under this Indenture, TitleMax Finance Corporation may not hold any material assets, become liable for any material obligations or engage in any material business activities; provided that TitleMax Finance Corporation may be a co-obligor of (i) the Notes and (ii) any other Indebtedness incurred by the Company pursuant to the covenant described above under Section 5.09 and in each case may engage in any activities directly related or necessary in connection therewith.

Section 5.24 Entity Classification. The Company shall not take, or fail to take, any action which would result in the Company no longer being classified as a Flow Through Entity except (i) pursuant to a Permitted C-Corp Conversion or (ii) any transaction permitted under the Article 6.

Section 5.25 Further Assurances. The Issuers and the Guarantors shall, upon the request of the Trustee, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of this Indenture.

Neither the Company nor any of its Restricted Subsidiaries will take or knowingly omit to take any action that would materially impair the Liens in favor of the Collateral Agent, on behalf of itself, the Trustee and the holders of the Notes, with respect to any material portion of the Collateral. The Issuers shall, and shall cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the collateral agreements and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary under applicable law to perfect (and maintain the perfection and priority) the Liens created by the collateral agreements, subject to Permitted Liens, at such times and at such places as the Collateral Agent may reasonably request, in each case subject to the terms of the Collateral Documents.

ARTICLE 6

Successors

Section 6.01 Merger, Consolidation or Sale of Assets.

(a) The Issuers. No Issuer may, in any transaction or series of related transactions consolidate with or merge with or into (whether or not such Issuer survives), or sell, assign, convey, transfer, lease or otherwise dispose of (or cause or permit any Restricted Subsidiary of such Issuer to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of such Issuer’s property and assets whether as an entirety or substantially as an entirety, to any Person, unless:

(i) either:

(A) if the transaction or series of transactions is a consolidation of such Issuer with or a merger of such Issuer with or into any other Person, such Issuer shall be the surviving Person of such merger or consolidation; or

(B) the Person formed by any consolidation or merger with or into such Issuer, or to which all or substantially all of the properties and assets of such Issuer and its Restricted Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of, shall be a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia; provided that at least one of the Issuers (or the surviving Person) shall be a corporation; and such Person shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such Issuer, under the Notes and this Indenture and, in each case, this Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of the such Issuer under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity;

(ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(iii) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), such Issuer or the successor entity to such Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a).

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Restricted Subsidiary to any Guarantor or by one Issuer to the other Issuer or the consolidation or merger of any Restricted Subsidiary with or into any Guarantor or either Issuer or the consolidation or merger of one Issuer with or into the other Issuer; provided that the surviving Issuer shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, such Issuer shall deliver, or cause to be delivered, to the Trustee (i) an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and any supplemental indenture in respect thereof comply with the requirements of this Indenture and an Opinion of Counsel; and (ii) an Opinion of Counsel to the effect that Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and will be subject to Federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition had not occurred. Each such Officers’ Certificate shall set forth the manner of determination of such Issuer’s compliance with clause (iii) of the first paragraph of this subsection (a).

(b) The Guarantors. Subject to Section 11.03, each Guarantor will not, in any transaction or series of related transactions merge or consolidate with or into (whether or not such Guarantor survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person, unless either:

(i) either:

(A) if the transaction or series of transactions is a consolidation of such Guarantor with or a merger of such Guarantor with or into any other Person, such Guarantor shall be the surviving Person of such consolidation or merger; or

(B) the Person formed by any consolidation or merger with or into such Guarantor, or to which all or substantially all of the properties and assets of such Guarantor and its Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of, shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such Guarantor under its Note Guarantee and this Indenture and, in each case, this Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of such Guarantor under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; or

(ii) the transaction is made in compliance with (or is not prohibited by) Section 5.10.

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Restricted Subsidiary to any Guarantor or either Issuer, or the consolidation or merger of any Restricted Subsidiary with or into any other Guarantor or either Issuer.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by Section 6.01(b)(i), such Guarantor shall deliver, or cause to be delivered, to the Trustee an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of this Indenture and an Opinion of Counsel to like effect.

Section 6.02 Successor Entity Substituted. Upon any consolidation, combination or merger of the Issuers or any Guarantor, or any sale, assignment, conveyance, transfer or other disposition of all or substantially all of the assets of any Issuer or such Guarantor in accordance with the foregoing, in which an Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or combination or into which such Issuer or such Guarantor is merged or to which the sale, assignment, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or such Guarantor under the Indenture Documents with the same effect as if such surviving entity had been named herein and therein as such Issuer or such Guarantor and, except in the case of a lease, such Issuer or such Guarantor, as the case may be, shall be released from the obligation to pay the principal of, interest and Additional Interest, if any, on the Notes or in respect of its Note Guarantee, as the case may be, and all of such Issuer’s or such Guarantor’s other obligations and covenants under the Indenture Documents, if applicable.

ARTICLE 7

Defaults and Remedies

Section 7.01 Events of Default. Each of the following shall be an “Event of Default”:

(a) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes;

(b) default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(c) failure by the Company or any of its Restricted Subsidiaries to comply with its obligations under Section 5.10, 5.14, or 5.15 or Article 6;

(d) failure to perform any other covenant or agreement of the Company or any of its Subsidiaries under the Indenture Documents for 30 days after the earlier to occur of (x) written notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class and (y) the date on which any of the Chairman of the Board, the President, the Chief Financial Officer or the Treasurer became aware of such failure;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent);

(f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (or its foreign currency equivalent) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(g) (i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Documents) or (ii) the breach or repudiation by the Company or any of its Restricted Subsidiaries of any of their obligations under any Collateral Document; provided that, in the case of clauses (i) and (ii), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest;

(h) except as expressly permitted by this Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee in writing;

(i) the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors; or

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

In the event of any Event of Default specified under subsection (e) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that:

(a) Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(b) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;

(c) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(d) all existing Events of Default, except nonpayment of principal, premium or interest or Additional Interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 7.02 Acceleration. If any Event of Default (other than an Event of Default specified in subsection (i) or (j) of Section 7.01 with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing and has not been waived by the Holders, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in subsection (i) or (j) of Section 7.01 occurs with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements, and advances of the Trustee and its agents and counsel have been paid or deposited with the Trustee or provision therefor reasonably satisfactory to the Trustee has been made.

Section 7.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest and Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Indenture Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 7.04 Waiver of Past Defaults. The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive (including in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default and its consequences under this Indenture (including any acceleration of the Notes), except a continuing Default or Event of Default in the payment of principal of, premium, if any, interest or Additional Interest, if any, on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration) have been cured or waived. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05 Control by Majority. Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders (it being understood that the Trustee shall have no duty to ascertain whether such actions or forbearances are unduly prejudicial to such other Holders) or that may involve the Trustee in personal liability. The Trustee shall be entitled to indemnification reasonably satisfactory to it prior to taking any action. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 7.06 Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any uses are unduly prejudicial to such Holders) or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders. The Trustee shall mail to all Holders any notice it receives from Holders under this Section 7.06.

Section 7.07 Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, interest or Additional Interest, if any, on any Note, on or after the respective due dates expressed in any such Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.08 Collection Suit By Trustee. If an Event of Default specified in Section 7.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, interest or Additional Interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers or any of the Guarantors (or any other obligor upon the Notes) or their respective creditors or property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.

Section 7.10 Priorities. Subject to the terms of the Intercreditor Agreement, any money collected by the Trustee pursuant to this Article 7 or by the Collateral Agent pursuant to the Collateral Documents, or any money or other property distributable in respect of the Issuers’ or the Guarantors’ obligations under the Indenture Documents after an Event of Default, shall be applied in the following order:

First: to the Trustee, the Collateral Agent and their respective agents and attorneys for amounts due or reasonably anticipated to become due under Section 8.07, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Interest, if any, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

Section 7.11 Undertaking For Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.07 or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 7.12 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 7.13 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 8

Trustee

Section 8.01 Duties of Trustee. (a) The duties of the Trustee shall be governed by the TIA and as set forth herein. If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA and the Trustee need perform only those duties that are specifically set forth in this Indenture and the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they are in a form that conforms to the requirements of this Indenture (but need not confirm or investigate, and may rely exclusively upon, the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of subsection (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05, or a direction from the Holders of a majority in principal amount of the outstanding Notes concerning the exercise of any right, trust or power conferred upon the Trustee; and

(iv) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), and (c) of this Section.

(e) The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee is hereby authorized and directed to execute and deliver each Indenture Document or Collateral Document to which it is a party.

Section 8.02 Rights of Trustee. (a) In the absence of bad faith on its part, the Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Trustee may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of, or information obtained from, any accountant, appraiser or other expert or adviser, whether retained or employed by the Company or by the Trustee, in relation to any matter arising in the administration of the trusts hereof.

(c) The Trustee may employ or retain such counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the part of any of them. The Trustee may act through its attorneys and agents and shall not be responsible for the acts or omissions of any agent or attorney appointed with due care, and the Trustee shall not be responsible for the supervision of officers and employees of such agents or attorneys or the application of any money by any Agent other than the Trustee.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The rights, privileges, protections, immunities and benefits given to the Trustee, including, its right to be compensated, reimbursed, and indemnified, and its right to resign, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder or in any Indenture Document or Collateral Document, including but not limited to its capacities as Collateral Agent, Note Custodian, Paying Agent and Registrar, and to each agent, custodian and other Person employed to act hereunder or in any Indenture Document or Collateral Document.

(g) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee with responsibility over matters concerning the Notes and this Indenture has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i) The Trustee need not investigate any fact or matter stated in any document delivered to it, but the Trustee, in its discretion or if directed to do so, may make such further inquiry or investigation into such facts or matters, and, if the Trustee shall determine in good faith or if directed to do so to make such further inquiry or investigation, it shall be entitled upon reasonable notice during normal business hours to examine the books, records and premises of the Company and the Guarantors, personally or by agent or attorney at the sole cost of the Issuers and the Guarantors and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(j) In no event shall the Trustee be responsible or liable for special, indirect, exemplary, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee may, from time to time, request that the Issuers and the Guarantors deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Indenture Documents, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(l) No permissive or discretionary power or authority available to the Trustee shall be construed to be a duty of the Trustee.

Section 8.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee and nothing in TIA § 313 or elsewhere in this Indenture shall deprive the Trustee of any rights as a holder or pledge of Notes. However, in the event that the Trustee acquires any conflicting interest as defined by the TIA it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11.

Section 8.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of any of the Indenture Documents or the Collateral. The Trustee shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders, with a copy to the Issuers, a notice of the Default or Event of Default within 90 days after it occurs, unless such Default or Event of Default shall have been cured or waived before the giving of such notice. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, interest or Additional Interest, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its board of directors, trust committee or Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 8.06 Reports by Trustee to Holders. Within 60 days after each May 15 beginning May 15, 2011, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuers shall promptly notify the Trustee each time the Notes are listed on any stock exchange.

Section 8.07 Compensation and Indemnity. The Issuers shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as the Trustee and the Issuers shall have agreed in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and out-of-pocket expenses incurred or made by it in connection with the Trustee’s duties under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel, except any disbursement, advance or expenses as may be attributable to the Trustee’s willful misconduct, bad faith or gross negligence.

The Issuers shall indemnify and hold harmless the Trustee against any and all claims, demands, causes of action, losses, liabilities, damages, fines, penalties, costs, fees, charges or expenses including taxes (other than taxes based upon, measured by or determined by income of the Trustee) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers (including this Section 8.07) and defending itself against any claim (whether asserted by the Issuers or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, bad faith or willful misconduct. The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder, except to the extent the Issuers are materially prejudiced thereby. The Issuers shall defend the claim and the Trustee shall cooperate in the defense. In the event the Trustee is advised by counsel that a conflict of interest exists, the Trustee may have its own separate counsel, which, so long as no Default or Event of Default has occurred, shall be reasonably satisfactory to the Issuers, and the Issuers shall pay the reasonable fees and expenses of such counsel. The Issuers need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

Notwithstanding anything to the contrary herein, the Issuers need not reimburse the Trustee for any cost or expense or indemnify it against any loss or liability incurred by the Trustee through its own gross negligence, bad faith or willful misconduct.

The obligations of the Issuers under this Section 8.07 shall survive the satisfaction and discharge of the Notes, the termination for any reason of this Indenture and the resignation or removal of the Trustee.

To secure the Issuers’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, interest and Additional Interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(i) or (j) occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

At all times, there shall be only one Trustee hereunder.

The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the Indenture Documents and each agent, custodian or other Person employed to act hereunder.

Section 8.08 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers in writing no later than 30 days prior to the date of the proposed resignation. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(a) the Trustee fails to comply with Section 8.10 or Section 310 of the TIA;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture other than those designated as continuing notwithstanding the Trustee’s resignation or removal and those that otherwise are personal to the Trustee in its individual capacity. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Issuers’ obligations and the Trustee’s rights and remedies under Section 8.07 shall continue for the benefit of the retiring Trustee.

Section 8.09 Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act or filings of any papers shall be the successor Trustee; provided such successor corporation shall be otherwise qualified and eligible under this Article 8.

Section 8.10 Eligibility, Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1),(2) and (5). The Trustee is subject to TIA § 310(b).

No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation; and no permissive or discretionary power or authority available to the Trustee shall be construed to be a duty.

Section 8.11 Preferential Collection of Claims Against Issuers. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 9

Legal Defeasance and Covenant Defeasance

Section 9.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may, at their option, elect to have either Section 9.02 or 9.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 9.

Section 9.02 Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 9.01 of the option applicable to this Section 9.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04, be deemed to have been discharged from their respective obligations under the Indenture Documents with respect to all outstanding Notes on and after the date all the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 and the other Sections of this Indenture referred to in subsections (a) and (b) of this Section 9.02 below, and the Issuers and the Guarantors to have satisfied all their other obligations under such Notes and the Indenture Documents (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 9.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on such Notes when such payments are due;

(b) the Issuers’ obligations with respect to such Notes under Article 2;

(c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ obligations in connection therewith; and

(d) this Article 9.

Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03.

Section 9.03 Covenant Defeasance. Upon the Issuers’ exercise under Section 9.01 of the option applicable to this Section 9.03, the Issuers and the Company’s Restricted Subsidiaries shall, subject to the satisfaction of the conditions set forth in Section 9.04, be released from the obligations under the covenants contained in Sections 5.03, 5.04, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24 and 5.25 with respect to the outstanding Notes on and after the date all the conditions set forth in Section 9.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 9.01 of the option applicable to this Section 9.03, subject to the satisfaction of the conditions set forth in Section 9.04, Sections 7.01(c) through Section 7.01(g) shall not constitute Events of Default.

Section 9.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 9.02 or 9.03 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient, in the opinion of an independent, nationally recognized firm of certified public accountants expressed in a written certification thereof delivered to the Trustee and upon which the Trustee shall be entitled to rely without any investigation, to pay the principal of, premium, if any, interest and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;

(b) in the case of an election under Section 9.02, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 9.03, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such deposit, defeasance and discharge or deposit and defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be avoidable as a preferential transfer under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g) the Issues shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the Notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others;

(h) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(i) the Issuers shall have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (h) above).

Section 9.05 Deposited money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 9.06, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05, the “Trustee”) pursuant to Section 9.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 9.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the written request of the Issuers and within five Business Days following the receipt of such request any money or non-callable U.S. Government Obligations held by it as provided in Section 9.04 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06 Repayment to Issuers. Subject to Section 8.07, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, interest or Additional Interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Interest, if any, has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuers or as required by applicable abandoned property law.

Section 9.07 Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. Government Obligations in accordance with

Section 9.02 or 9.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or 9.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, interest or Additional Interest, if any, on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 10

Amendment, Supplement and Waiver

Section 10.01 Without Consent of Holders. Notwithstanding Section 10.02, the Issuers, the Guarantors and the Trustee may amend, supplement or waive any provision of the Indenture Documents without the consent of any Holder to:

(a) cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;

(b) provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) comply with Article 6;

(d) provide for the assumption of the Issuers’ or any Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets;

(e) add Guarantees with respect to the Notes or to secure the Notes;

(f) add to the covenants of the Issuers or any Guarantor for the benefit of the holders of the Notes or surrender any right or power conferred upon the Issuers or any Guarantor;

(g) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture Documents of any such Holder;

(h) comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(i) (i) enter into additional or supplemental Collateral Documents or (ii) release Collateral in accordance with the terms of this Indenture and the Collateral Documents;

(j) evidence and provide for the acceptance and appointment under this Indenture of a successor trustee pursuant to the requirements hereof;

(k) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes or to comply with the rules of any applicable securities depository; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(l) provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture; or

(m) to conform the text of this Indenture or any other Indenture Document to any provision of the “Description of the Notes” section in the Offering Memorandum to the extent that such provision of the “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture or any other Indenture Document, as evidenced by an Officers’ Certificate of the Company.

After an amendment, supplement or waiver under this Section 10.01 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment, supplement or waiver.

Section 10.02 With Consent of Holders. Except as provided below in this Section 10.02, the Indenture Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture Documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, the Notes), in each case without notice to any other Holder, but subject to Section 5.21.

It shall not be necessary for the consent of the Holders under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 10.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 7.04 and 7.07, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Issuers and the Company’s Subsidiaries with any provision of any Indenture Document. However, without the consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of, premium, if any, or extend the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the provisions of Sections 3.08(b), 3.09, 5.10, 5.14 and 5.15 prior to the time that any obligation to make an offer to purchase Notes thereunder has arisen);

(c) reduce the rate of or extend the time for payment of interest, including default interest, or Additional Interest, if any, on any Note;

(d) waive a Default in the payment of principal of, premium, if any, interest or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, interest or Additional Interest, if any, on the Notes;

(g) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(h) make any change to Sections 10.01 or 10.02.

No amendment, supplement or waiver, shall without the consent of Holders of not less than 66 2/3% in aggregate principal amount of the then outstanding Notes issued under this Indenture release all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture Documents.

Section 10.03 Compliance with Trust Indenture Act. Every amendment or supplement to the Indenture Documents shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 10.04 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee and the Issuers receive written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be, at the Issuers’ election, either (a) at least 30 days prior to the first solicitation of such consent or (b) the date of the most recent list furnished to the Trustee under Section 2.05. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

A consent to any amendment, supplement or waiver under any Indenture Document by any Holder given in connection with a purchase of, or tender offer or exchange offer for, such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in Section 10.02 which cannot be made without the consent of each Holder affected, in which case, the amendment, supplement or waiver shall bind only each Holder who has consented to it and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest and Additional Interest, if any, on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 10.05 Notation On or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect any amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06 Trustee or Collateral Agent to Sign Amendments, Etc. The Trustee or the Collateral Agent, as the case may be, shall sign any amendment, supplement or waiver authorized pursuant to this Article 10 if the amendment, supplement or waiver does not affect the rights, duties, liabilities, indemnities or immunities of the Trustee or the Collateral Agent, as the case may be. The Issuers and the Guarantors may not sign an amendment or supplemental indenture until their respective Board of Directors approves it. In executing any amendment, supplement or waiver , the Trustee and the Collateral Agent shall be entitled to receive and (subject to Section 8.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture.

ARTICLE 11

Guarantees

Section 11.01 Guarantees. Subject to the limitations set forth in Section 11.04, the Guarantors hereby, jointly and severally, unconditionally Guarantee to each Holder authenticated and delivered by the Trustee and to the Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of and premium, if any, and interest, including Additional Interest, if any, on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption, required purchase or repurchase or otherwise, and interest on the overdue principal of and interest on premium, if any, and interest, including Additional Interest, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption, required purchase or repurchase or otherwise. In the event the Issuers fail to make payment when due, subject to any applicable grace period, of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers or any Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the payment in full of the amounts Guaranteed). Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers or another Guarantor, protest, notice and all demands whatsoever and covenant that the Note Guarantees shall not be discharged except by complete performance of the obligations contained in the Indenture Documents. If any Holder or the Trustee is required by any court or otherwise to return to the Issuers or any of the Guarantors, or any Custodian or other similar official acting in relation to either the Company or any of the Guarantors, any amount paid either to the Trustee or to such Holder, the Note Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 7 for the purposes of the Note Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Note Guarantees. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Trustee or the Holders under the Note Guarantees.

Section 11.02 Additional Guarantors. To the extent not a party to this Indenture on the date hereof, each Guarantor shall execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit E hereto, pursuant to which it shall become a Guarantor under this Article 11 (a “New Guarantor”) and shall Guarantee the obligations of the Issuers under this Indenture and the Notes. Concurrently with the execution and delivery of such supplemental indenture, such New Guarantor shall deliver to the Trustee an Opinion of Counsel that the foregoing have been duly authorized, executed and delivered by such New Guarantor and that such New Guarantor’s Guarantee is a valid and legally binding obligation of such New Guarantor, enforceable against such New Guarantor in accordance with its terms, subject to customary limitations, qualifications, exceptions and assumptions.

The Note Guarantee of any Guarantor shall be evidenced solely by its execution and delivery of this Indenture (or, in the case of any New Guarantor, a supplemental indenture thereto) and not by an endorsement on, or attachment to, any Note of any Note Guarantee or notation thereof.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 shall be and remain in full force and effect notwithstanding any failure to endorse on any Note a notation of such Note Guarantee.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantees set forth in this Indenture on behalf of each of the Guarantors.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Section 11.03 Releases of Guarantees. In the event of:

(a) the Company exercising its Legal Defeasance or Covenant Defeasance option with respect to the Notes in accordance with Article 9 or the satisfaction and discharge of this Indenture in accordance with Section 4.01;

(b) a sale or other disposition of all or substantially all of the assets of a Guarantor, by way of merger, consolidation, amalgamation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with (or is not prohibited by) Section 5.10;

(c) a sale, issuance or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with (or is not prohibited by) Section 5.10 and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale, issuance or other disposition;

(d) the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture; or

(e) in the event that such Guarantor was required to become a Guarantor under Section 5.18 by virtue of clause (ii) thereof, at such time as such Guarantor shall cease to Guarantee any Indebtedness of either Issuer or any other Guarantor;

such Guarantor (and any of its Subsidiaries that are Guarantors) shall be automatically and unconditionally released and relieved of any obligations under its Note Guarantee and the Indenture Documents. Upon delivery by the Issuers to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such defeasance or satisfaction and discharge or such sale or other disposition or dissolution was made by the Issuers in accordance with the provisions of this Indenture, including Section 5.10, as applicable, the Trustee or the Collateral Agent, as applicable shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee and the Indenture Documents.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of, premium, if any, interest and Additional Interest, if any, on the Notes and for the other obligations of any Guarantor under the Indenture Documents as provided in this Article 11.

Section 11.04 Limitation on Guarantor Liability. For purposes hereof, each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under its Note Guarantee, but shall be limited to the lesser of (a) the aggregate amount of the obligations of the Company under the Indenture Documents and (b) the amount, if any, which would not have (A) rendered such Guarantor “insolvent” (as such term is defined in the federal Bankruptcy Law and in the Debtor and Creditor Law of the State of New York), (B) left it with unreasonably small capital at the time its Note Guarantee was entered into, or at the time such Guarantor Incurred liability thereunder, after giving effect to the Incurrence of Existing Indebtedness immediately prior to such time or (C) left such Guarantor with debts beyond such Guarantor’s ability to pay as such debts mature; provided that, it shall be a presumption in any lawsuit or other proceeding in which such Guarantor is a party that the amount Guaranteed pursuant to its Note Guarantee is the amount set forth in subsection (a) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of such Guarantor, otherwise proves in such a lawsuit or other proceeding that the aggregate liability of such Guarantor is limited to the amount set forth in subsection (b). In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

Section 11.05 “Trustee” to Include Paying Agent. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article 11 shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 11 in place of the Trustee.

ARTICLE 12

Miscellaneous

Section 12.01 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control. If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to this Indenture as so modified or shall be excluded, as the case may be. Any provision of the TIA which is required to be included in a qualified Indenture, but not expressly included herein, shall be deemed to be included by this reference. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA Section 314(b) or 314(d) if it determines, in good faith based on an Opinion of Counsel (which opinion may be a reasoned opinion and which opinion shall also be delivered to the Trustee), that under the terms of TIA Section 314(b) or Section 314(d), as applicable, or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA Section 314(b) or Section 314(d) is inapplicable.

Section 12.02 Notices. Any notice or communication by the Company, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ addresses:

If to the Issuers:

15 Bull Street, Suite 200

Savannah, Georgia 31401

Attention: Tracy Young

With a copy to:

Alston & Bird, LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: M. Hill Jeffries, Esq.

If to the Trustee:

Wells Fargo Bank, National Association

7000 Central Parkway

Suite 550

Atlanta, Georgia 30338

Attn: Stefan Victory

Fax No.: (770) 551-5118

If to the Collateral Agent:

Wells Fargo Bank, National Association

7000 Central Parkway

Suite 550

Atlanta, Georgia 30338

Attn: Stefan Victory

Fax No.: (770) 551-5118

The Issuers, the Trustee or the Collateral Agent, by notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice to any Guarantor may be sent to the Guarantor in care of the Company as set forth above.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, provided that notice to the Trustee shall be effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, provided that notice to the Trustee shall be effective only upon receipt.

If the Issuers mail a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

The Trustee shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Issuers or any Person. The Trustee shall have no duty or obligation to verify or confirm that the Person who sent such instructions or directions is, in fact, a Person authorized to give instructions or directions on behalf of the Issuers or Guarantors; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Issuers or Guarantors as a result of such reliance upon or compliance with such instructions or directions. The Issuers or Guarantors agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

Section 12.03 Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Collateral Agent, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers or any Guarantor to the Trustee or the Collateral Agent, as the case may be, to take any action under the Indenture Documents, the Issuers shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of any Person may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of, or representation by, counsel or any Opinion of Counsel may be based, insofar as it relates to factual matters, upon certificates of public officials or upon a certificate or opinion of, or representations by, an officer or officers of the Issuers or any Guarantor (including an Officers’ Certificate) stating that the information with respect to such factual matters is in the possession of the Issuers or such Guarantor unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 12.06 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Indenture Documents or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the United States federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.

Section 12.08 Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE.

Section 12.09 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or the Company’s Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture and the Note Guarantees.

Section 12.10 Successors. All agreements of the Issuers and each Guarantor in the Indenture Documents shall bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 12.11 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12 Counterpart Originals. The parties may sign any number of copies of this Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.13 Table of Contents, Headings, Etc. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.14 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to the Indenture Documents are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Indenture Documents, the terms of the Intercreditor Agreement shall govern and control.

If any conflict or inconsistency exists between this Indenture and any Collateral Document (other than the Intercreditor Agreement), this Indenture shall govern.

Section 12.15 Payments Due on Non-Business Days. In any case where any interest payment date, redemption date, Purchase Date, Stated Maturity of the Notes or any other date upon which any payment is due on the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes, payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the interest payment date, redemption date, Purchase Date, at the Stated Maturity or any other date upon which any payment is due on the Notes, provided that no interest or Additional Interest, if any, will accrue for the period from and after such interest payment date, redemption date, Purchase Date, Stated Maturity or other payment date, as the case may be.

Section 12.16 Waiver of Jury Trial. EACH OF THE ISSUERS, EACH GUARANTOR, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, ANY OTHER

INDENTURE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 13

Collateral and Security

Section 13.01 Collateral Documents.

The due and punctual payment of the principal of, premium, if any, interest and Additional Interest, if any, on the Notes and amounts due hereunder and under the Note Guarantees when and as the same shall be due and payable, subject to any applicable grace period, whether on an interest payment date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, interest and Additional Interest, if any to the extent permitted by law, on the Notes and the performance of all other Obligations of the Issuers and the Guarantors to the Holders, the Collateral Agent or the Trustee under the Indenture Documents are and shall be secured by the Collateral Documents. The Collateral Documents shall provide for the grant by the Issuers and the Guarantors party thereto to the Collateral Agent of security interests in the Collateral subject to Permitted Liens and the terms of the Intercreditor Agreement.

Section 13.02 Recording and Opinions.

(a) The Issuers shall, and shall cause each of the Guarantors to, at their sole cost and expense, take or cause to be taken such actions as may be required by the Collateral Documents, to perfect, maintain (with the priority required under the Collateral Documents and Intercreditor Agreement), preserve and protect the valid and enforceable, perfected (except as expressly provided to the contrary herein or therein) security interests in and on all the Collateral granted by the Collateral Documents in favor of the Collateral Agent as security for the Obligations contained in this Indenture, the Notes, any Note Guarantees and the Collateral Documents, superior to and prior to the rights of all third Persons (other than third Persons holding Permitted Prior Liens and as set forth in the Intercreditor Agreement), and subject to no other Liens (other than Permitted Liens), including, (i) the preparation and filing of financing statements, amendments and continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Collateral Agent, and the Trustee under this Indenture and the Collateral Documents to all property comprising the Collateral, and (ii) subject to the Intercreditor Agreement, the delivery of the certificates evidencing the securities pledged under the Security Agreement, duly endorsed in blank or accompanied by undated stock powers or other instruments of transfer executed in blank, it being understood that concurrently with the execution of this Indenture the Company and the Guarantors have submitted duly prepared financing statements to a reputable filing service for prompt filing in the appropriate filing offices. The Issuers shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording, stamp, intangibles and similar taxes relating to this Indenture, the Collateral Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

(b) The Issuers shall furnish to the Trustee and the Collateral Agent (if other than the Trustee), upon or promptly after the execution and delivery of this Indenture, an Opinion of Counsel in form and substance in compliance with TIA §314(b)(1) and this Indenture, and on or within one month following July 1 of each year, commencing July 1, 2011, an Opinion of Counsel in compliance with TIA §314(b)(2).

Section 13.03 Release of Collateral.

(a) The Collateral Agent shall not at any time release all or any portion of the Collateral from the Liens created by the Collateral Documents unless such release is in accordance with the provisions of this Indenture and the applicable Collateral Documents.

(b) The release of any Collateral from the Liens created by the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Documents. To the extent applicable, the Company shall cause §313(b) of the TIA, relating to reports, and §314(d) of the TIA, relating to the release of property (other than the release of current assets in the ordinary course of business) from the Liens created by this Indenture and the Collateral Documents to be complied with; provided, that any certificate or opinion required by §314(d) of the TIA may be made solely by an Officer of the Company. For the avoidance of doubt, the automatic release of any current assets constituting Collateral in connection with the sale, lease or other similar disposition of such inventory of the Company and the Guarantors in the ordinary course of business shall not require delivery of any reports, certificates, opinions or other formal documentation.

Section 13.04 Specified Releases of Collateral.

(a) Collateral shall be released from the Liens created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents or as provided in this Indenture. The Liens securing the Collateral shall be automatically released without the need for any further action by any Person under any one or more of the following circumstances:

(i) to enable the Issuers or a Guarantor to consummate asset dispositions permitted or not prohibited under Section 5.10; or

(ii) if any Guarantor is released from its Guarantee in accordance with the terms of this Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), that Guarantor’s assets will also be released from the Liens securing its Guarantee and the other Indenture Obligations;

(iii) as described under Section 13.05; or

(iv) with the consent of Holders in accordance with Section 10.02.

(b) Upon the written request of the Issuers accompanied by an Officers’ Certificate and Opinion of Counsel confirming that all conditions precedent hereunder and under the Collateral Documents and Intercreditor Agreement have been met, and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuers or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Issuers or the Guarantors, shall execute, deliver or acknowledge such instruments or releases to evidence the release from the Liens created by the Collateral Documents of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents.

Section 13.05 Release upon Satisfaction or Defeasance of all Outstanding Obligations.

(a) The Liens on all Collateral that secure the Notes and the Note Guarantees shall be automatically terminated and released without the need for further action by any Person:

(i) if the Issuers exercise Legal Defeasance or Covenant Defeasance as described under Article 9;

(ii) upon satisfaction and discharge of this Indenture as described under Section 4.01; or

(iii) upon payment in full in immediately available funds of the principal of, premium, if any, and accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations under this Indenture and the Collateral Documents that are then due and payable (other than contingent indemnification obligations for which no claim has been asserted).

(b) Upon the request of the Issuers pursuant to an Officers’ Certificate and Opinion of Counsel confirming that all conditions precedent hereunder and under the Collateral Documents and Intercreditor Agreement have been met, any necessary or proper instruments of termination, satisfaction or release prepared by the Issuers or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Company or the Guarantors, shall execute, deliver or acknowledge such instruments or releases to evidence the release from the Liens created by the Collateral Documents of any Collateral permitted to be released pursuant to this Indenture, the Intercreditor Agreement or the Collateral Documents, any such release to be made without any recourse, representation or warranty of the Collateral Agent and to be in a form reasonably acceptable to the Collateral Agent.

Section 13.06 Form and Sufficiency of Release and Subordination.

In the event that the Issuers or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Issuers or such Guarantor to any Person other than the Issuers or a Guarantor, and the Issuers or such Guarantor requests that the Trustee or Collateral Agent furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Documents, or, to the extent applicable to such Collateral, take all action that is necessary or reasonably requested by the Issuers (in each case at the expense of the Issuers) to release and reconvey to the Issuers or such Guarantor, without recourse, such Collateral or deliver such Collateral in its possession to the Issuers or such Guarantor, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge

(without any recourse, representation and warranty) and deliver to the Company or such Guarantor (in the form prepared by the Issuers at the Issuers’ sole expense) such an instrument promptly or take such other action so requested after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Trustee or the Collateral Agent, as applicable, as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Documents but shall have no recourse or claims against the Trustee or the Collateral Agent in respect of any such release. In addition to the foregoing, in the event that the Issuers or any Guarantor has any Collateral or intends to have any Collateral subject to a Permitted Lien of the type described in clause (7) of the definition thereof, and the Issuers or such Guarantor requests that the Trustee or Collateral Agent enter into a subordination agreement with the holder of such Permitted Lien in order to subordinate the Lien of the Collateral Agent in such Collateral to the Lien of such holder in such Collateral, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge and deliver to the Issuers or such Guarantor or the holder of such Permitted Lien such an instrument (in the form prepared by the Company, or the holder of such Permitted Lien, at the Issuers’ sole expense) promptly after such request.

Section 13.07 Purchaser Protected.

No purchaser or grantee of any property or rights purported to have been released from the Lien of this Indenture or of the Collateral Documents shall be bound to ascertain the authority of the Trustee or the Collateral Agent, as applicable, to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Issuers be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.

Section 13.08 Authorization of Actions to be Taken by the Collateral Agent Under the Collateral Documents.

(a) Each Holder, by acceptance of the Notes, consents to the terms of, directs and agrees that the Collateral Agent shall execute and deliver the Collateral Documents to which it is a party and, upon the request of the Company, the Intercreditor Agreement, and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Trustee or the Company, as applicable.

(b) So long as an Event of Default is not continuing, the Issuers may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement. During the continuance of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement.

Section 13.09 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement and, to the extent not prohibited under the Intercreditor Agreement, to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 7.10 and the other provisions of this Indenture. Such funds shall be held on deposit by the Trustee without investment, and the Trustee shall have no liability for interest or other compensation thereon.

Section 13.10 Action by the Collateral Agent.

In each case that the Collateral Agent may or is required hereunder or under any Collateral Document to take any action (an “Action”), including to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes; provided that all Actions so taken shall, at all times, be in compliance with the requirements of the Intercreditor Agreement. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes and an indemnification satisfactory to the Collateral Agent, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

Notwithstanding anything to the contrary in this Indenture or any Collateral Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Collateral Documents (including the preparation, filing or continuation of any Uniform Commercial Code financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, enforceability, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

Section 13.11 Compensation and Indemnity.

(a) The Issuers shall pay to the Collateral Agent from time to time compensation as shall be agreed to in writing by the Company and the Collateral Agent for its acceptance of this Indenture, the Intercreditor Agreement, the Collateral Documents and services hereunder. The Issuers shall reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and out-of-pocket expenses incurred or made by it in connection with Collateral Agent’s duties under the Indenture Documents, including the reasonable compensation, disbursements and expenses of the Collateral Agent’s agents and counsel, except any disbursement, advance or expense as may be attributable to the Collateral Agent’s willful misconduct, bad faith or gross negligence.

(b) The Issuers and the Guarantors shall, jointly and severally, indemnify the Collateral Agent against any and all claims, demands, causes of action, losses, liabilities, damages, fines, penalties, costs, fees, charges or expenses including taxes (other than taxes based on, measured by or determined by income of the Collateral Agent) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Intercreditor Agreement and the Collateral Documents, including (i) any claim relating to the grant to the Collateral Agent of any Lien in any property or assets of the Issuers or the Guarantors and (ii) the costs and expenses of enforcing this Indenture, the Intercreditor Agreement and the Collateral Documents against the Issuers and the Guarantors (including this Section 13.11) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, willful misconduct or bad faith. The Collateral Agent shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Issuers shall not relieve the Issuers or the Guarantors of their obligations hereunder, except to the extent the Issuers are materially prejudiced thereby. The Issuers or such Guarantor shall defend such claim and the Collateral Agent shall cooperate in the defense. In the event the Collateral Agent is advised by counsel that a conflict of interest exists, the Collateral Agent may have its own separate counsel, which, so long as no Default or Event of Default has occurred, shall be reasonably satisfactory to the Issuers, and the Issuers shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary herein, the Issuers need not reimburse the Collateral Agent for any cost or expense or indemnify it against any loss or liability incurred by the Collateral Agent through its own gross negligence, bad faith or willful misconduct.

(c) The obligations of the Issuers and the Guarantors under this Section 13.11 shall survive the satisfaction and discharge of this Indenture and the resignation, removal or replacement of the Collateral Agent.

[Signatures on following pages]

Dated as of the first date first above written

TITLEMAX FINANCE LLC

By:	/s/ Tracy Young
	Name:	Tracy Young
	Title:	Manager

TITLEMAX FINANCE CORPORATION

By:	/s/ Tracy Young
	Name:	Tracy Young
	Title:	Chief Executive Officer

TITLEMAX FUNDING, INC.

TITLEMAX GEORGIA, INC.

TITLEMAX TENNESSEE, INC.

TITLEMAX SOUTH CAROLINA, INC.

TITLEMAX ALABAMA, INC.

TITLEMAX MISSOURI, INC.

TITLEMAX ILLINOIS, INC.

TITLEMAX VIRGINIA, INC.

TITLEMAX MISSISSIPPI, INC.

TITLEMAX TEXAS, INC.

By:	/s/ Tracy Young
	Name:	Tracy Young
	Title:	Chief Executive Officer

Dated as of the first date first above written

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE AND COLLATERAL AGENT

By:	/s/ Elizabeth T. Wagner
	Name:	Elizabeth T. Wagner
	Title:	Vice President

EXHIBIT A

[Form of Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

TMX FINANCE LLC

TITLEMAX FINANCE CORPORATION

13  1/4% SENIOR SECURED NOTE DUE 2015

CUSIP [ ]	$[ ]
No. [ ]

TMX Finance LLC, a Delaware limited liability company, and TitleMax Finance Corporation, a Delaware corporation (collectively, the “Issuers,” which term includes any successor entity), for value received promises to pay to [                    ] or its registered assigns, the principal sum of [                    ] (or such principal amount as may be set forth in the records of the Trustee hereinafter referred to in accordance with the Indenture) on July 15, 2015, and to pay interest thereon as hereinafter set forth.

Interest Payment Dates: July 15 and January 15, commencing January 15, 2011.

Record Dates: July 1 and January 1.

Dated: [            ]

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

TMX FINANCE LLC

By:
Name:
Title:

TITLEMAX FINANCE CORPORATION

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 13 1/4% Senior Secured Notes due 2015 referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

[Form of Back of Note]

13 1/4% Senior Secured Notes due 2015

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. TMX Finance LLC, a Delaware limited liability company (the “Company”), and TitleMax Finance Corporation, a Delaware corporation (together with the Company, the “Issuers”), promise to pay interest on the principal amount of this Note at 13 1/4% per annum from June 21, 2010 until maturity and shall pay Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. In addition, the interest rate may be increased as set forth in Section 3.2 of the Security Agreement. The Issuers will pay interest semi-annually in arrears every July 15 and January 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be January 15, 2011. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

[Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.]

2. Method of Payment. The Issuers shall pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders at the close of business on July 1 or January 1 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, interest and Additional Interest, if any, at the office or agency of the Issuers maintained for such purpose, or, at the option of the Issuers, by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuers issued the Notes under an Indenture, dated as of June 21, 2010 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuers, the Guarantors, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuers designated as its 13 1/4% Senior Secured Notes due 2015. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

5. Optional Redemption.

(a) On and after July 15, 2013, the Issuers may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of Holders on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date), if redeemed during the twelve-month period beginning on July 15 of each of the years set forth below.

Year	Percentage
2013	106.625%
2014 and thereafter	100.000%

(b) Prior to July 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture at a redemption price of 113.250% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of Holders on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date) if:

(1) such redemption is made with the proceeds of one or more Equity Offerings;

(2) at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(3) the redemption occurs within 90 days of the Issuers’ receipt of the proceeds of such Equity Offering.

(c) Prior to July 15, 2013, the Issuers may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date).

(d) Any redemption pursuant to this Section 5 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Indenture.

6. Mandatory Redemption; Offers to Purchase; Excess Cash Flow Redemption.

(a) Except as set forth in Sections 3.08(b), 5.10, 5.14 and 5.15 of the Indenture, the Issuers are not required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the Notes.

(b) If, as of the end of any calendar month, the ratio of (i) the sum of (x) the aggregate amount of consolidated title loans receivable of the Company and its Restricted Subsidiaries and (y) the aggregate amount of consolidated unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries to (ii) the aggregate principal amount of consolidated Indebtedness of the Company and its Restricted Subsidiaries outstanding that is secured by a Lien (with the principal amount of any Indebtedness secured by a lien of the type described in clause (21) of the definition of Permitted Liens limited to the amount secured by such Permitted Lien) on any assets of the Company or any of its Restricted Subsidiaries (the “Secured Obligations Amount”) is less than 1.25 to 1.0, then the Company shall within 45 days of the end of such calendar month (the “Notice Deadline”) deliver to each holder of the Notes by first-class mail at such holder’s registered address an irrevocable redemption notice to, and shall, redeem, no less than five and no more than ten Business Days after the giving of such notice, Notes in an aggregate principal amount equal to the Excess Cash Flow for such calendar month at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date of such redemption; provided, that (1) if, prior to the Notice Deadline, the Company shall receive a contribution to its capital or shall issue Equity Interests for cash (other than Disqualified Capital Stock), in each case, that results in such ratio on a pro forma basis being greater than or equal 1.25 to 1.0 as of the last day of such calendar month, then the Company shall not be required to send such redemption notice or so redeem the Notes, (2) solely for purposes of this Section 6(b) and Section 3.08(b) of the Indenture, Excess Cash Flow shall be calculated without giving effect to clause (C) of the definition thereof with respect to income taxes and Projected Tax Distributions but shall be reduced by the amount of income taxes and Permitted Tax Distributions projected to be paid attributable to the income of the Company and its Restricted Subsidiaries for such calendar month during the fiscal quarter in which such calendar month occurs and (3) to the extent that actual amount of income taxes and Permitted Tax Distributions paid exceeds (or is less than) the projected amounts, such excess shall reduce Excess Cash Flow (or such deficit shall increase Excess Cash Flow) for the month in which such taxes are paid. The requirements of this Section 6(b) and Section 3.08(b) of the Indenture will not apply to any month unless the amount of Excess Cash Flow for such month equals or exceeds $100,000.

7. Notice of Redemption. Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. Notices of redemption may not be conditional. On and after the redemption date, unless the Issuers default in the payment of the redemption price, interest and Additional Interest, if any, will cease to accrue on the principal amount of the Notes or portions thereof called for redemption.

8. Offer to Purchase. Sections 5.10, 5.14 and 5.15 of the Indenture provide that after certain Asset Sales, upon the occurrence of a Change of Control and after the end of each fiscal year with respect to which the Company and its Restricted Subsidiaries have Excess Cash Flow, and subject to further limitations contained therein, the Issuers will make an offer to purchase Notes in accordance with the procedures set forth in the Indenture.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption, except for the unredeemed portion of the Note being redeemed in part. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

[This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the Restricted Period and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.]

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Unclaimed Money. If any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, interest or Additional Interest, if any, on any Note remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Issuers at their request or, if then held by the Issuers, will be discharged from such trust. After any such payment, any Holder of a Note entitled to the money must look, as an unsecured creditor, only to the Issuers and not the Trustee or Paying Agent for payment, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease.

12. Discharge and Defeasance. Subject to the conditions set forth in the Indenture, the Issuers and the Guarantors at any time shall be entitled to terminate some or all of their obligations under the Indenture and the Notes or the Note Guarantees, as applicable, if the Issuers deposit with the Trustee cash in U.S. dollars or non-callable U.S. Government

Obligations for the payment of the principal of, premium, if any, accrued interest and Additional Interest, if any, on the Notes to redemption or Stated Maturity, as the case may be.

13. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture Documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, the Notes), in each case without notice to any other Holder, but subject to Section 5.21 of the Indenture. Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder): (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (2) reduce the principal of, premium, if any, or extend the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the provisions of Sections 3.08(b), 3.09, 5.10, 5.14 and 5.15 of the Indenture prior to the time that any obligation to make an offer to purchase Notes thereunder has arisen); (3) reduce the rate of or extend the time for payment of interest, including default interest, or Additional Interest, if any, on any Note; (4) waive a Default in the payment of principal of, premium, if any, interest or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (5) make any Note payable in money other than that stated in the Notes; (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, premium, if any, interest or Additional Interest, if any, on the Notes; (7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or (8) make any change in the foregoing or succeeding amendment, supplement and waiver provisions or Sections 10.01 or 10.02 of the Indenture. In addition, any amendment to, supplement or waiver of, the provisions of the Indenture Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes shall require the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding. Notwithstanding the foregoing, without the consent of any Holder, the Issuers, the Guarantors and the Trustee may amend, supplement or waive any provision of the Indenture Documents to: (1) cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error, (2) provide for uncertificated Notes in addition to or in place of certificated Notes, (3) comply with the covenant relating to mergers, consolidations and sales of assets; (4) provide for the assumption of the Issuers’ or any Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, (5) add Guarantees with respect to the Notes or to secure the Notes, (6) add to the covenants of the Issuers or any Guarantor for the benefit of the Holders or surrender any right or power conferred upon the Issuers or any Guarantor, (7) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture Documents of any such Holder, (8) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (9) (i) enter into additional or supplemental Collateral Documents or (ii) release

Collateral in accordance with the terms of the Indenture and the Collateral Documents, (10) evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof, (11) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes or to comply with the rules of any applicable securities depository; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes, (12) provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture, or (13) conform the text of the Indenture or any other Indenture Document to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture or any other Indenture Document, as evidenced by an Officers’ Certificate of the Company. The consent of Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under the Indenture becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment, supplement or waiver.

14. Defaults and Remedies.

(a) Under the Indenture, Events of Default include: (i) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes; (ii) default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with its obligations under Section 5.10, 5.14, or 5.15 or Article 6 of the Indenture; (iv) failure to perform any other covenant or agreement of the Company or any of its Subsidiaries under the Indenture Documents for 30 days after the earlier to occur of (x) written notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class and (y) the date on which any of the Chairman of the Board, the President, the Chief Financial Officer or the Treasurer became aware of such failure; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent); (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (or its foreign currency equivalent) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; (vii) (A) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Documents) or (B) the breach or repudiation by the Company or any of its Restricted Subsidiaries of any of their obligations under any Collateral Document; provided that, in the case of clauses (A) and (B), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest; (viii) except as expressly permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee in writing; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

(b) If any Event of Default (other than an Event of Default specified in subsection (i) or (j) of Section 7.01 of the Indenture with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing and has not been waived by the Holders, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in subsection (i) or (j) of Section 7.01 of the Indenture occurs with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements, and advances of the Trustee and its agents and counsel have been paid or deposited with the Trustee or provision therefor reasonably satisfactory to the Trustee has been made. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest or Additional Interest, if any) if it determines that withholding notice is in their interest.

(c) The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, premium, if any, interest or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration).

(d) In the event of any Event of Default specified in clause (a)(v) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that:

(i) Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(ii) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;

(iii) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iv) all existing Events of Default, except nonpayment of principal, premium or interest or Additional Interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(e) The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

15. No Recourse Against Others. No past, present or future manager, director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Indenture Documents or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the United States federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.

16. Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Trustee Dealings with the Issuers. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of an Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined by the TIA it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 of the Indenture.

18. Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE AND THE INDENTURE.

19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. Additional Rights of Holders of Registrable Notes. In addition to the rights provided to Holders under the Indenture, Holders of Registrable Notes (as defined in the Registration Rights Agreement) shall have all the rights set forth in the Registration Rights Agreement, dated as of the date of the Indenture (the “Registration Rights Agreement”), among the Issuers, the Guarantors and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time.

21. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

22. Guarantees. The payment of the principal of, premium, if any, and interest or Additional Interest, if any, on the Notes, is unconditionally guaranteed, jointly and severally, by the Guarantors to the extent set forth in and subject to the provisions of the Indenture.

23. Security. Subject to the terms of the Intercreditor Agreement, the Obligations of the Issuers and the Guarantors under the Notes and the Note Guarantees are secured by Liens on the Collateral pursuant to the terms of the Collateral Documents. The actions of the Trustee, the Collateral Agent and the Holders and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Collateral Documents and the Registration Rights Agreement. Requests may be made to the Company at the following address:

TMX Finance LLC

15 Bull Street, Suite 200

Savannah, Georgia 31401

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for it.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 5.10, 5.14 or 5.15 of the Indenture, check the appropriate box below:

☐  Section 5.10                ☐  Section 5.14                ☐  Section 5.15

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 5.10, 5.14 or 5.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS

IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

TMX Finance LLC

TitleMax Finance Corporation

15 Bull Street, Suite 200

Savannah, Georgia 31401

Attention: General Counsel

[Registrar address block]

Re:        13.250% Senior Secured Notes due 2015

Reference is hereby made to the Indenture, dated as of June 21, 2010 (the “Indenture”), among TMX Finance LLC, a Delaware limited liability company (the “Company”), TitleMax Finance Corporation, a Delaware corporation (together with the Company, the “Issuers”), the Guarantors and Wells Fargo Bank, National Association, as Trustee and as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $             in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed Transfer is being made prior to the expiration of the Restricted Period, the Transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ), or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

TMX Finance LLC

TitleMax Finance Corporation

15 Bull Street, Suite 200

Savannah, Georgia 31401

Attention: General Counsel

[Registrar address block]

Re:    13.250% Senior Secured Notes due 2015

Reference is hereby made to the Indenture, dated as of June 21, 2010 (the “Indenture”), among TMX Finance LLC, a Delaware limited liability company (the “Company”), TitleMax Finance Corporation, a Delaware corporation (together with the Company, the “Issuers”), the Guarantors and Wells Fargo Bank, National Association, as Trustee and as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the

Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

TMX Finance LLC

TitleMax Finance Corporation

15 Bull Street, Suite 200

Savannah, Georgia 31401

Attention: General Counsel

[Registrar address block]

Re:    13.250% Senior Secured Notes due 2015

Reference is hereby made to the Indenture, dated as of June 21, 2010 (the “Indenture”), among TMX Finance LLC, a Delaware limited liability company (the “Company”), TitleMax Finance Corporation, a Delaware corporation (together with the Company, the “Issuers”), the Guarantors and Wells Fargo Bank, National Association, as Trustee and as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                     aggregate principal amount of:

(a)	☐ a beneficial interest in a Global Note, or

(b)	☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuers a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective

D-1

registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “supplemental indenture”), dated as of [                    ], between (the “Guarantor”), a direct or indirect subsidiary of TMX Finance LLP, a Delaware limited liability company (the “Company”) or TitleMax Finance Corporation, a Delaware corporation, (together with the Company, the “Issuers”) (or their respective successors), in favor of Wells Fargo Bank, National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers and the Guarantors (as defined in the Indenture) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 21, 2010, providing for the issuance of 13.250% Senior Secured Notes due 2015 (the “Notes”).

WHEREAS, Section 5.18 of the Indenture provides that under certain circumstances the Company is required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Issuers’ obligations under the Indenture Documents pursuant to a Note Guarantee on the terms and conditions set forth herein;

WHEREAS, Section 10.01(e) of the Indenture provides, among other things, that the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture Documents without the consent of any Holder of a Note to add Guarantees with respect to the Notes; and NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuers’ obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.

3. EFFECTIVENESS. This supplemental indenture shall be effective upon execution by the parties hereto.

4. RECITALS. The recitals contained herein shall be taken as the statements of the Issuers and the Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity of this supplemental indenture.

5. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6. COUNTERPARTS. The parties may sign any number of copies of this supplemental indenture (including by telecopier transmission). Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

TMX FINANCE LLC

By:
Name:
Title:

TITLEMAX FINANCE CORPORATION

By:
Name:
Title:

[Insert Name of Guarantor]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT F

[FORM OF]

INTERCREDITOR AGREEMENT

between

[                    ],

as Agent for the Credit Facility Secured Parties, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent for the Indenture Secured Parties

dated as of [                    ], [        ]

INTERCREDITOR AGREEMENT, dated as of [        ], [    ](as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), [                    ], as agent for the Credit Facility Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Facility Agent”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent for the Indenture Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Indenture Agent”).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Facility Agent (for itself and on behalf of the Credit Facility Secured Parties) and the Indenture Agent (for itself and on behalf of the Indenture Secured Parties) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the New York UCC. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Facility Secured Parties, the Credit Facility Agent, (ii) in the case of the Indenture Obligations, the Indenture Agent.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Document to secure one or more Series of First Lien Obligations.

“Company” means TMX Finance LLC, a Delaware limited liability company.

“Credit Agreement” means [insert name of agreement constituting a “Revolving Credit Facility” as defined in the Indenture], dated as of [            ], [            ] (as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time), among the Company, the lenders from time to time party thereto, the Credit Facility Agent and the other parties thereto.

“Credit Agreement Obligations” means all amounts owing to any Credit Facility Secured Party pursuant to the terms of any Credit Facility Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the respective Credit Facility Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Credit Facility Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Facility Documents” means the Credit Agreement and each other Credit Facility Document as defined in the Credit Agreement.

“Credit Facility Secured Parties” means, collectively, the lenders under the Credit Agreement and [            ], as administrative agent thereunder.

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Enforcement Action” means any action under applicable law: (a) to foreclose, execute or levy on, collect on, take possession of or control of, or sell or otherwise realize upon (judicially or non-judicially) or to lease, license or otherwise dispose of (whether publicly or privately), any Collateral or otherwise to exercise or enforce remedial rights with respect to Collateral under the First Lien Loan Documents, or any other applicable agreement, document or instrument pertaining thereto (including, without limitation, by way of setoff, noticing of any public or private sale or other disposition pursuant to the Uniform Commercial Code of any jurisdiction or other applicable law, notification of account debtors, notification of depositary banks under deposit account control agreements or exercise of rights under landlord consents, if applicable); (b) to receive a transfer of Collateral in satisfaction of any indebtedness or other obligation secured thereby, or (3) to otherwise enforce any security interest or exercise any other right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity or pursuant to the First Lien Loan Documents, or any other applicable agreement, document or instrument pertaining thereto (including, without limitation, the commencement of any applicable legal proceedings or other actions against or with respect to all or any portion of the Collateral to facilitate the actions described in the immediately preceding clauses (1) and (2), and exercising voting rights in respect of any equity interests comprising Collateral).

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Document.

“First Lien Documents” means the Credit Facility Documents and the Indenture Documents.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) the Indenture Obligations.

“First Lien Secured Parties” means (a) the Credit Facility Secured Parties and (ii) the Indenture Secured Parties.

“Grantors” means the Company and each Subsidiary of the Company that has granted a security interest pursuant to any First Lien Document to secure any Series of First Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Indenture Documents” means the Indenture and each other Indenture Document as defined in the Indenture.

“Indenture” means the Indenture, dated as of June 21, 2010, among the Company and TitleMax Finance Corporation, as issuers, the guarantors identified therein and the Indenture Agent, as trustee (as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time).

“Indenture Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Indenture Obligations” means all amounts owing to any Indenture Secured Party pursuant to the terms of any Indenture Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the respective Indenture Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Indenture Secured Parties” means the holders of any Indenture Obligations and the Indenture Agent.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement or any lease in the nature thereof.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Possessory Collateral” means any Shared Collateral in the possession of the Indenture Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession of the Indenture Agent under the terms of any of the First Lien Document.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated. “Refinanced” and “Refinancing” have correlative meanings.

“Series” means with respect to any First Lien Obligations, each of (a) the Credit Agreement Obligations and (b) the Indenture Obligations.

“Shared Collateral” means, at any time, Collateral in which the holders of Indenture Obligations and Credit Agreement Obligations hold a valid and perfected security interest at such time.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03 Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims. (a) Anything contained herein or in any of the First Lien Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Company or any other Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First Lien Secured Party or received by any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to the Indenture Agent or the Credit Facility Agent (in their capacity as such) on a ratable basis pursuant to the terms of any First Lien Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series on a ratable basis in accordance with the terms of the applicable First Lien Documents and (iii) THIRD, after payment of all First Lien Obligations, to the Company and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the First Lien Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens. (a) Each of the Authorized Representatives agrees that it will not accept any Lien on Lien on any asset or property of any Grantor (other than funds deposited for the discharge or defeasance of First Lien Obligations to the extent permitted by the applicable First Lien Documents) unless each other Series of First Lien Obligations concurrently obtains a Lien thereon or such other Series of First Lien Obligations waives their rights under this sentence, and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Documents applicable to it.

(b) Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Authorized Representative to enforce this Agreement.

(c) Each Authorized Representative agrees to provide reasonable prior notice to the other Authorized Representative of its initial material Enforcement Action

SECTION 2.03. Payment Over. Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.

SECTION 2.04 Bankruptcy or Liquidation Proceedings. This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding.

SECTION 2.05 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.06 Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the holders of any such Refinancing indebtedness (or their authorized agent) shall have become a party to this Agreement.

SECTION 2.07 Possessory Collateral Agent as Gratuitous Bailee for Perfection. (a) The Indenture Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Documents, in each case, subject to the terms and conditions of this Section 2.07. Pending delivery to the Indenture Agent, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Documents, in each case, subject to the terms and conditions of this Section 2.07.

(b) The duties or responsibilities of the Indenture Agent and each other Authorized Representative under this Section 2.07 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

ARTICLE III

Miscellaneous

SECTION 3.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Indenture Agent, to it at [                    ];

(b) if to the Credit Facility Agent, to it at [                    ].

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 3.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 3.01. As agreed to in writing among the Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 3.02 Waivers; Amendment; Joinder Agreements. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 3.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Authorized Representative.

SECTION 3.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 3.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 3.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 3.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 3.07 Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 3.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in 3.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 3.08 any special, exemplary, punitive or consequential damages.

SECTION 3.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 3.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 3.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First Lien Documents, the provisions of this Agreement shall control.

SECTION 3.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, and none of the Company or any other Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 3.13 Integration. This Agreement together with the other First Lien Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor or any First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other First Lien Documents.

SECTION 3.14 Concerning Wells Fargo Bank, National Association. The parties hereto hereby acknowledge and agree that Wells Fargo Bank, National Association, is entering into this Agreement not in its individual capacity, but solely as the Indenture Agent in its capacity as trustee (the “Trustee”) under the Indenture. All of the rights, privileges, protections, indemnities and immunities afforded the Trustee pursuant to the Indenture are hereby incorporated herein by reference thereto as if set forth herein in full. In no event shall the Trustee be liable for any act or omission on the part of any Grantor or the Credit Facility Agent.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[ ],
as Credit Facility Agent

By:
Name:
Title:

By:
Name:
Title:

WELLS FARGO, NATIONAL ASSOCIATION, as Indenture Agent

By:
Name:
Title:

ACKNOWLEDGMENT

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Intercreditor Agreement and acknowledges and agrees to the foregoing terms and provisions. By its signature below, each of the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof.

Each of the undersigned acknowledges and agrees that: (i) although it may sign this Acknowledgment to the Intercreditor Agreement it is not a party thereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of this Acknowledgment to the Intercreditor Agreement and (ii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of any of the Credit Facility Agent and the Indenture Agent to effectuate the provisions and purposes of the Intercreditor Agreement.

TMX FINANCE LLC

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name:
Title:

Annex I

Grantors